Exhibit (a)(1)(A)

Offer to Purchase

All Outstanding Shares of Common Stock

of

SEACOR HOLDINGS INC.

At

$41.50 Net Per Share in Cash

by

SAFARI MERGER SUBSIDIARY, INC.

a wholly owned subsidiary of

SAFARI PARENT, INC.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER

11:59 P.M., EASTERN TIME, ON JANUARY 20, 2021,

UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

Safari Merger Subsidiary, Inc., a Delaware corporation (“Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (“Shares”), of SEACOR Holdings Inc., a Delaware corporation (“SEACOR”), at a price per Share of $41.50, net to the holder in cash, without interest (the “Offer Price”) and subject to any withholding taxes, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Purchaser is a wholly owned subsidiary of Safari Parent, Inc., a Delaware corporation (“Parent”). Parent is controlled by affiliates of American Industrial Partners Capital Fund VII, L.P. (“AIP Fund VII”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 4, 2020 (together with any amendments or supplements thereto, the “Merger Agreement”), among SEACOR, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into SEACOR, without a vote of SEACOR’s stockholders in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), and SEACOR will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”). At the effective time of the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than (i) Shares held by SEACOR (or held in the treasury of SEACOR), each of which will be canceled without any conversion thereof and no consideration will be delivered in exchange therefor, (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, each of which will be canceled without any conversion thereof and no consideration will be delivered in exchange therefor and (iii) Shares held by stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL), will be converted into the right to receive consideration equal to the Offer Price, without interest and subject to any withholding of taxes.

After careful consideration, the SEACOR board of directors has: (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the “Transactions”), are fair to, and in the best interest of, SEACOR and its stockholders, (ii) declared it advisable for SEACOR to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by SEACOR of the Merger Agreement and the consummation of the Transactions, (iv) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (v) resolved to recommend that the stockholders of SEACOR accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

There is no financing condition to the Offer. The Offer is conditioned upon, among other things, (i) the Merger Agreement not having been terminated in accordance with its terms and (ii) the satisfaction of (a) the Minimum Tender Condition, (b) the Governmental Impediment Condition and (c) the HSR Condition

(each as defined below). The Minimum Tender Condition requires that the total number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn on or prior to one minute after 11:59 P.M., Eastern Time, on January 20, 2021, unless the Offer is extended in accordance with the terms of the Merger Agreement, then such date, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates, represent one more Share than 66 2/3% of the total number of Shares outstanding at the time of the expiration of the Offer. The Governmental Impediment Condition requires that no governmental entity of competent jurisdiction has enacted or promulgated any law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Offer or the Merger. The HSR Condition requires each other consent, approval or clearance with respect to the Offer or the Merger to be obtained, and the termination or expiration of any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to be obtained. See Section 13—“Conditions of the Offer.” A summary of the principal terms of the Offer appears on pages 1 through 8 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

December 18, 2020

IMPORTANT

If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should (i) if you hold your Shares directly as the registered owner, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Co., LLC, the depository for this Offer (the “Depository”), and either deliver the certificates for your Shares to the Depository along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration of the Offer, or (ii) if you hold your Shares in street name, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you prior to the expiration of the Offer.

If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depository prior to the expiration of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Tendering Shares” of this Offer to Purchase.

Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * *

Questions and requests for assistance may be directed to D.F. King & Co., Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making any decision with respect to the Offer.

This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of such transactions or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

i

SUMMARY TERM SHEET

Safari Merger Subsidiary, Inc., a recently formed Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Safari Parent, Inc., a Delaware corporation (“Parent”), which is controlled by affiliates of American Industrial Partners Capital Fund VII, L.P. (“AIP Fund VII”), is offering to purchase (the “Offer”) all issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of SEACOR Holdings Inc., a Delaware corporation (“SEACOR”), at a price per Share of $41.50, net to the holder in cash, without interest (the “Offer Price”) and subject to any withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). The following are some questions you, as a stockholder of SEACOR, may have and answers to those questions. This Summary Term Sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related Letter of Transmittal. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the related Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to D.F. King & Co., In. (the “Information Agent”) at its address and telephone numbers, as set forth on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to Purchaser and/or Parent, as the context requires.

Securities Sought	Subject to certain conditions, including the satisfaction of the Minimum Tender Condition (as defined below), all issued and outstanding shares of common stock, par value $0.01 per share of SEACOR.

Price Offered Per Share	$41.50 per Share, net to the seller in cash, without interest and subject to any withholding taxes, upon the terms and conditions of this Offer to Purchase.

Scheduled Expiration of Offer	One minute after 11:59 P.M., Eastern Time, on January 20, 2021 (the “Expiration Date”), unless the Offer is extended in accordance with the terms of the Merger Agreement; See Section 1—“Terms of the Offer.”

Purchaser	Safari Merger Subsidiary, Inc., a recently formed Delaware corporation and a wholly owned subsidiary of Safari Parent, Inc., which is controlled by affiliates of AIP Fund VII.

SEACOR’s Board of Directors Recommendation	The board of directors of SEACOR (the “SEACOR Board”) recommends that the stockholders of SEACOR tender their Shares in the Offer.

Who is offering to buy my securities?

•

Purchaser is offering to buy your securities. Purchaser has been organized in connection with this Offer and has not carried on any activities other than entering into the Agreement and Plan of Merger, dated as of December 4, 2020 (together with any amendments or supplements thereto, the “Merger Agreement”), among SEACOR, Parent and Purchaser, and activities relating to, or in connection with, the Offer. See Section 9—“Certain Information Concerning Parent and Purchaser.”

•

Parent is a holding company formed in connection with the Merger and the transactions contemplated by the Merger Agreement. Parent is controlled by affiliates of AIP Fund VII. See Section 9—“Certain Information Concerning Parent and Purchaser.”

•

Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the related Letter of Transmittal, accept and pay for shares tendered and not validly withdrawn in the Offer.

What are the classes and amounts of securities sought in the Offer?

•	Purchaser is seeking to purchase all of the outstanding Shares of SEACOR. See the Introduction and Section 1—“Terms of the Offer.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

•

Purchaser is offering to pay $41.50 per Share, net to you in cash, without interest and subject to any withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and in the related Letter of Transmittal.

•

If your Shares are registered in your name and you tender your Shares, you will not be obligated to pay brokerage fees or commissions or similar expenses. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply.

Why is Purchaser making the Offer?

•

Purchaser is making the Offer because Purchaser and Parent wish to acquire SEACOR. See Section 1—“Terms of the Offer” and Section 11—“Purpose of the Offer and Plans for SEACOR; Summary of the Merger Agreement and Certain Other Agreements.”

What are the most significant conditions of the Offer?

•	The Offer is subject to, among others, the following conditions:

•

there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates, represent one more Share than 66 2/3% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Tender Condition”); provided, however, that for purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL) are not treated as tendered;

•

(i) no governmental entity of competent jurisdiction has enacted or promulgated any law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Offer or the merger of Purchaser with and into SEACOR, with SEACOR as the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”) that remains in effect (the “Governmental Impediment Condition”) and (ii) each other consent, approval or clearance with respect to the Offer and the Merger has been obtained, and termination or expiration of any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has been obtained (the “HSR Condition”);

•	since the date of the Merger Agreement, no Material Adverse Effect (as defined below) shall have occurred; and

•	the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

•

Purchaser and Parent reserve the right to waive certain of the conditions to the Offer in their sole and absolute discretion (to the extent permitted under applicable legal requirement); provided that Parent and Purchaser may not waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition without the consent of SEACOR.

•

The Offer is subject to other conditions in addition to those set forth above. A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1—“Terms of the Offer” and Section 13—“Conditions of the Offer.”

Is there an agreement governing the Offer?

•

Yes. SEACOR, Parent and Purchaser have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11—“Purpose of the Offer and Plans for SEACOR; Summary of the Merger Agreement and Certain Other Agreements.”

Do you have financial resources to make payments in the Offer?

•

Yes. Parent and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for options, restricted shares and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $1.06 billion. Purchaser and Parent expect to fund such cash requirements with committed equity and debt financing, as further described below.

•

Parent and Purchaser are each affiliated with AIP Fund VII. AIP Fund VII has provided Parent with an equity commitment letter (the “Equity Commitment Letter”) pursuant to which AIP Fund VII has agreed to contribute to Parent up to $580 million to purchase equity securities of Parent or its affiliates, subject to the satisfaction of certain customary conditions set forth in the Equity Commitment Letter.

•

Pursuant to a debt commitment letter (the “Debt Commitment Letter”) from Ally Bank and HPS Investment Partners, LLC (the “Lenders”), the Lenders have committed to (i) provide to Parent substantially concurrently with the Effective Time senior secured term loans in an aggregate principal amount of up to $565 million (the “Term Loan Facility”) and (ii) to make available to Parent senior secured revolving commitments in an aggregate principal amount of up to $100 million (the “ABL Facility”), in each case, on the terms and subject to the conditions set forth in the Debt Commitment Letter.

•

Parent expects, based upon the combination of equity financing and borrowings under the Term Loan Facility and ABL Facility, to have sufficient cash on hand at the expiration of the Offer to advance or otherwise contribute funds to Purchaser to allow it to consummate the Merger (including payments for options, restricted shares and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement. The Offer is not conditioned upon any financing arrangements.

•

AIP Fund VII is a private equity fund engaged in the purchase, sale and ownership of private equity investments and has no business operations other than investing; only AIP Fund VII’s commitment to fund the equity commitment as described above and in Section 12-“Source and Amount of Funds” is material to your decision with respect to the Offer. See Section 11—“Purpose of the Offer and Plans for SEACOR; Summary of the Merger Agreement and Certain Other Agreements” and Section 12—“Source and Amount of Funds.”

Should Purchaser’s financial condition be relevant to my decision to tender in the Offer?

•

No. Our financial condition is not material to your decision whether to tender your Shares in the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the Offer is not subject to any financing conditions, (iii) Parent expects, based upon the combination of equity financing and borrowings under the Term Loan Facility and ABL Facility, to have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Shares in the Offer and (iv) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger and Parent expects, based upon the combination of equity financing and borrowings under the Term Loan Facility and ABL Facility, to have sufficient cash on hand to consummate the Merger. See Section 11—“Purpose of the Offer and Plans for SEACOR; Summary of the Merger Agreement and Certain Other Agreements” and Section 12—“Source and Amount of Funds.”

•	Purchaser has been organized solely in connection with the Merger Agreement and this Offer and has not carried on any activities other than in connection with the Merger Agreement and this Offer.

How long do I have to decide whether to tender in the Offer?

•

You will have until one minute after 11:59 p.m., Eastern Time, on January 20, 2021, to tender your Shares in the Offer, unless Purchaser extends the Offer, in which event you will have until the expiration date of the Offer as so extended. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure which is described in Section 3—“Procedures for Tendering Shares.” See also Section 1—“Terms of the Offer.”

Can the Offer be extended, and under what circumstances?

•

If on or prior to any then-scheduled expiration date of the Offer any of the conditions to the Offer (including the Minimum Tender Condition or the other conditions set forth in Section 13—“Conditions of the Offer”) have not been satisfied or waived by Parent or Purchaser, Purchaser has agreed to, and Parent has agreed to cause Purchaser to, extend the Offer for additional periods of up to ten business days per extension to permit such condition to the Offer to be satisfied, until the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) April 5, 2021 (the “End Date”). In addition, Purchaser has agreed to extend the Offer for any period required by any legal requirement or any interpretation or position of the United States Securities and Exchange Commission (the “SEC”), the staff thereof or the New York Stock Exchange (“NYSE”) applicable to the Offer until the earlier of (i) the termination of the Merger Agreement in accordance with its terms or (ii) the End Date. See Section 1—“Terms of the Offer.”

How will I be notified if the Offer is extended?

•

If Purchaser extends the Offer, we will inform American Stock Transfer & Trust Co., LLC, the depository for this Offer (the “Depository”), of that fact and will issue a press release giving the new expiration date no later than 9:00 a.m., Eastern Time on the next business day after the day on which the Offer was previously scheduled to expire. See Section 1—“Terms of the Offer.”

How do I tender my Shares?

•

If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depository or (ii) tender your Shares by following the procedure for book-entry set forth in Section 3—“Procedures for Tendering Shares,” not later than the expiration of the Offer. If you are unable to deliver any required document or instrument to the Depository by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depository by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depository must receive the missing items within two trading days after the date of execution of such Notice of Guaranteed Delivery. See Section 3—“Procedures for Tendering Shares.” The Letter of Transmittal is enclosed with this Offer to Purchase.

•

If you hold your Shares in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

•

In all cases, payment for tendered Shares will be made only after timely receipt by the Depository of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in Section 3—“Procedures for Tendering Shares”) and a properly completed and duly executed Letter of Transmittal and any other required documents for such Shares. See also Section 2—“Acceptance for Payment and Payment for Shares.”

Until what time can I withdraw previously tendered Shares?

•

You may withdraw previously tendered Shares any time prior to one minute after 11:59 p.m., Eastern Time, on January 20, 2021, unless Purchaser extends the Offer. See Section 4—“Withdrawal Rights.” In addition, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended, Shares may be withdrawn at any time after February 16, 2021, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer. See Section 4—“Withdrawal Rights.”

How do I withdraw previously tendered Shares?

•

To withdraw previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depository while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights.”

What does SEACOR’s board of directors think of the Offer?

•

SEACOR’s board of directors has recommended that you accept the Offer. SEACOR’s full statement on the Offer is set forth in its Schedule 14D-9, which it has filed with the SEC concurrently with the filing of our Schedule TO dated December 18, 2020. See also the Introduction.

Will the Offer be followed by a merger if all the Shares are not tendered?

•

Yes, if the Offer is consummated. If we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to complete the Merger without any vote of SEACOR’s stockholders under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”). If the Merger occurs, SEACOR will become a wholly owned subsidiary of Parent and each issued and then outstanding Share (other than (i) Shares held by SEACOR (or held in the treasury of SEACOR), each of which will be canceled without any conversion thereof and no consideration will be delivered in exchange therefor, (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, each of which will be canceled without any conversion thereof and no consideration will be delivered in exchange therefor and (iii) Shares held by stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL), will be converted into the right to receive $41.50 per Share, in cash, without interest, and subject to any withholding of taxes. See the Introduction.

•

As required by Section 251(h) of the DGCL, the Merger Agreement provides that the Merger shall be effected as soon as practicable following the consummation of the Offer. See Section 11—“Purpose of the Offer and Plans for SEACOR; Summary of the Merger Agreement and Certain Other Agreements.”

If the Offer is completed, will SEACOR continue as a public company?

•

No. Immediately following consummation of the Offer and satisfaction or waiver (to the extent permitted by applicable legal requirements) of the limited conditions to the Merger, we expect to complete the Merger pursuant to applicable provisions of the DGCL, after which the Surviving Corporation will be a wholly owned subsidiary of Parent and the Shares will no longer be publicly traded. See Section 7—“Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration and Margin Regulations.”

If I decide not to tender, how will the Offer affect my Shares?

•

If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer. Subject to limited conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur. Following the Offer, the Shares may no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers. Section 7—“Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration and Margin Regulations.”

What is the market value of my Shares as of a recent date?

•

The volume weighted average price per Share for the 90 days prior to December 4, 2020 was $31.69. The Offer Price represents an approximately 31% premium over the volume weighted average price for the 90 days prior to December 4, 2020. See Section 6—“Price Range of Shares; Dividends.”

•

On December 4, 2020, the last full trading day before we announced our intention to make an Offer for all of the outstanding Shares, the last reported closing price per Share reported on the NYSE was $36.29. See Section 6—“Price Range of Shares; Dividends.”

•

On December 17, 2020, the last full trading day before we commenced the Offer, the last reported closing price per Share reported on the NYSE was $41.56. See Section 6—“Price Range of Shares; Dividends.”

If I accept the Offer, when and how will I get paid?

•

If the conditions to the Offer as set forth in the Introduction and Section 13—“Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you a dollar amount equal to the number of Shares you tendered multiplied by $41.50 in cash, without interest, and subject to any withholding of taxes, promptly following the time at which Purchaser accepts for payment Shares tendered in the Offer (and in any event within three business days). See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

If I am an employee of SEACOR, how will my outstanding equity awards be treated in the Offer and the Merger?

•

The Offer is being made for all outstanding Shares, but not for options to purchase Shares granted under SEACOR’s stock plans. If you wish to tender Shares underlying options, you must first exercise your options (to the extent exercisable) in accordance with their terms in sufficient time to tender the Shares received into the Offer.

•

Pursuant to the Merger Agreement, at the effective time of the Merger, (i) each option to purchase Shares (each, a “Company Option”) that is then outstanding and unexercised, whether or not vested, will be canceled and converted into the right to receive a cash payment equal to (a) the excess (if any) of (x) the Offer Price over (y) the exercise price payable per Share subject to that Company Option, multiplied by (b) the total number of Shares subject to that Company Option immediately prior to the effective time of the Merger and (ii) each restricted stock unit to acquire Shares (each, a “Company RSU”) that is then outstanding, whether or not vested, will be canceled and converted into the right to receive a cash payment equal to (a) the Offer Price multiplied by (b) the total number of Shares subject to that Company RSU immediately prior to the effective time of the Merger. See Section 11—“Purpose of the Offer and Plans for SEACOR; Summary of the Merger Agreement and Certain Other Agreements.”

What are the principal U.S. federal income tax consequences of tendering my Shares in the Offer or having my Shares exchanged for cash pursuant to the Merger?

•

Generally, the receipt of cash in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes if you are a U.S. Holder (as defined below). We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger (including the application and effect of any state, local or non-U.S. income and other tax laws). See Section 5—“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger to U.S. Holders” for a more detailed discussion of certain U.S. federal income tax consequences of the Offer and the Merger.

Will I have the right to have my Shares appraised?

•

No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of SEACOR who (i) did not tender their Shares in the Offer, (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares. Any such judicial determination of the fair value of the Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or to be paid in the Merger. If any stockholder of SEACOR who demands appraisal under Section 262 of the DGCL fails to properly demand or perfect such rights, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the right to receive an amount equal to the Offer Price.

•	The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a complete statement of the procedures to be followed by SEACOR’s stockholders desiring to exercise any available appraisal rights, and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL a copy of which is included as Annex C to SEACOR’s Schedule 14D-9. See Section 15—“Certain Legal Matters; Regulatory Approvals.”

With whom may I talk if I have questions about the Offer?

•	You can call D.F. King & Co., Inc., the Information Agent, toll-free at (212) 269-5550 or (866) 745-0267. See the back cover of this Offer to Purchase.

Except as otherwise set forth in this Offer to Purchase, references to “dollars” and “$” shall be to United States dollars.

INTRODUCTION

To the Holders of SEACOR Shares of Common Stock:

Safari Merger Subsidiary, Inc., a Delaware corporation (“Purchaser”), is offering to purchase (the “Offer”) all outstanding shares of common stock, par value $0.01 per share (the “Shares”), of SEACOR Holdings Inc., a Delaware corporation (“SEACOR”), at a price per Share of $41.50, net to the holder in cash, without interest (the “Offer Price”) and subject to any withholding taxes, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”). Purchaser is a wholly owned subsidiary of Safari Parent, Inc. (“Parent”), which is controlled by affiliates of American Industrial Partners Capital Fund VII, L.P. (“AIP Fund VII”). See “The Tender Offer—9. Certain Information Concerning Parent and Purchaser” and Schedule A.

The Offer is being made in connection with the Agreement and Plan of Merger, dated as of December 4, 2020 (together with any amendments or supplements thereto, the “Merger Agreement”), among SEACOR, Parent and Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into SEACOR, and SEACOR will be the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”).

If your Shares are registered in your name and you tender directly to American Stock Transfer & Trust Co., LLC, the depository for the Offer (the “Depository”), you will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with such institution as to whether they charge any service fees or commissions.

In addition, if you do not complete and sign the Internal Revenue Service (“IRS”) Form W-9 that is provided with the Letter of Transmittal, or an IRS Form W-8BEN or other IRS Form W-8, as applicable, or otherwise establish an exemption, you may be subject to U.S. federal backup withholding (at a rate currently equal to 24%) on the gross proceeds payable to you pursuant to the Offer or the Merger. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS. All stockholders should review the discussion in Section 3—“Procedures for Tendering Shares” and Section 5—“Certain U.S. Federal Income Tax Consequences of the Offer and the Merger to U.S. Holders.”

We will pay all charges and expenses of the Depository and D.F. King & Co., Inc., the information agent for the Offer (the “Information Agent”).

The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that:

1.

there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates, represent one more Share than 66 2/3% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Tender Condition”); provided, however, that for purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL) are not treated as tendered;

2.

(i) no governmental entity of competent jurisdiction has enacted or promulgated any law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Offer or the Merger that remains in effect (the “Governmental Impediment Condition”) and (ii) each other consent, approval or clearance with respect to the Offer and the Merger has been obtained, and termination or expiration of any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has been obtained (the “HSR Condition”);

3.	since the date of the Merger Agreement, no Material Adverse Effect (as defined below) shall have occurred; and

4.	the Merger Agreement shall not have been terminated in accordance with its terms (the “Termination Condition”).

Purchaser and Parent have the right to waive certain of the conditions to the Offer in their sole and absolute discretion (to the extent permitted under applicable legal requirement); provided that Parent and Purchaser may not waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition without the consent of SEACOR. See Section 13—“Conditions of the Offer.”

The Offer will expire at one minute after 11:59 p.m., Eastern Time, on January 20, 2021, unless the Offer is extended. See Section 1—“Terms of the Offer”, Section 13—“Conditions of the Offer” and Section 15—“Certain Legal Matters; Regulatory Approvals.”

After careful consideration, the SEACOR board of directors (the “SEACOR Board”): (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger (the “Transactions”), are fair to, and in the best interest of, SEACOR and its stockholders, (ii) declared it advisable for SEACOR to enter into the Merger Agreement, (iii) approved the execution, delivery and performance by SEACOR of the Merger Agreement and the consummation of the Transactions, (iv) resolved that the Merger shall be effected under Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) and (v) resolved to recommend that the stockholders of SEACOR accept the Offer and tender their Shares to Purchaser pursuant to the Offer.

A more complete description of the SEACOR Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in SECAOR’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to stockholders concurrently herewith, that is being furnished by SEACOR to stockholders in connection with the Offer together with this Offer to Purchase. SEACOR’s stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-headings “Background of the Offer” and “Reasons for the Recommendation of the SEACOR Board.” See Section 10 — “The Merger Agreement; Other Agreements — Recommendation.”

SEACOR reported 20,372,174 Shares outstanding as of October 27, 2020 on its Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver (if permitted by applicable legal requirement) of certain conditions, the Merger will be effected. The Merger shall become effective when a certificate of merger is filed with the Secretary of State of the State of Delaware (or at such subsequent date and time as may be agreed by Parent, SEACOR and Purchaser and specified in the certificate of merger) (the “Effective Time”).

At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Shares held by SEACOR (or held in the treasury of SEACOR), each of which will be canceled without any conversion thereof and no consideration will be delivered in exchange therefor, (ii) each Share owned by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time, each of which will be canceled without any conversion thereof and no consideration will be delivered in exchange therefor and (iii) any Shares owned by SEACOR’s stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be converted into the right to receive consideration equal to the Offer Price payable, without any interest, and subject to any withholding taxes, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depository of an Agent’s Message (as defined below) relating to such Shares.

The Merger Agreement is more fully described in Section 11—“Purpose of the Offer and Plans for SEACOR; Summary of the Merger Agreement and Certain Other Agreements,” which also contains a discussion of the treatment of SEACOR’s stock options and restricted shares in the Merger. Pursuant to the Merger Agreement, as of the Effective Time, the directors of Purchaser as of immediately prior to the effective time will become the only directors of the Surviving Corporation, and the officers of SEACOR immediately prior to the effective time will remain as officers of the Surviving Corporation. See Section 11—“Purpose of the Offer and Plans for SEACOR; Summary of the Merger Agreement and Certain Other Agreements.”

Because the Merger will be consummated in accordance with Section 251(h) of the DGCL, approval of the Merger will not require a vote of SEACOR’s stockholders. Section 251(h) of the DGCL provides that a stockholder vote is not required to authorize a merger if certain requirements are met, including that (i) the acquiring company consummates a tender offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares under Section 251(h) of the DGCL to ensure that SEACOR will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. As a result of the Merger, SEACOR will cease to be a publicly traded company and will become a wholly owned subsidiary of Parent. See Section 11—“Purpose of the Offer and Plans for SEACOR; Summary of the Merger Agreement and Certain Other Agreements.”

Certain United States federal income tax consequences of the tender of Shares in the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—“Certain United States Federal Income Tax Consequences.”

This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer.

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration of the Offer and not properly withdrawn in accordance with the procedures set forth in Section 4—“Withdrawal Rights.” The offer will expire at one minute after 11:59 p.m. Eastern Time on January 20, 2021 (the “Expiration Date”), unless we have extended the Offer in accordance with the terms of the Merger Agreement, in which event the term “Expiration Date” will mean the date to which the initial expiration date of the Offer is so extended.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13—“Conditions of the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11—“Purpose of the Offer and Plans for SEACOR; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Termination” occur.

Purchaser expressly reserves the right to (i) waive (to the extent permitted under applicable legal requirements) any Offer Condition, (ii) increase the amount of cash constituting the Offer Price and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that SEACOR’s prior written approval is required for Parent or Purchaser to:

(1)	decrease the Offer Price;

(2)	change the form of consideration payable in the Offer (except that we may increase the cash consideration payable in the Offer);

(3)	decrease the maximum number of Shares sought to be purchased in the Offer;

(4)	impose conditions or requirements to the Offer in addition to the conditions set forth in Section 13—“Conditions of the Offer;”

(5)	amend, modify or waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition;

(6)	otherwise amend or modify any of the other terms of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, the holders of Shares in their capacity as such;

(7)	withdraw or terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as provided in the Merger Agreement; or

(8)	provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer, we will (i) promptly, and in no event later than 9:00 a.m. Eastern Time one business day after the Expiration Date, irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and (ii) as promptly as practicable thereafter (and in any event within three business days) pay for all such Shares. The time at which Purchaser accepts for payment Shares tendered in the Offer is referred to as the “Offer Acceptance Time.”

If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration. We also expressly reserve the right to modify the terms of the Offer, subject to compliance with the Exchange Act, the Merger Agreement and the restrictions identified in paragraphs (1) through (8) above.

The Merger Agreement provides that (i) if at any then-scheduled Expiration Date any condition to the Offer is not satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser will extend the offer for additional periods of up to ten business days per extension in order to permit such condition to be satisfied, and (ii) Purchaser will extend the Offer for any period required by any applicable legal requirement or any interpretation or position of the SEC, the staff thereof or the New York Stock Exchange (“NYSE”) applicable to the Offer, in each case until the earlier of (x) termination of the Merger Agreement in accordance with its terms or (y) April 5, 2021. See Section 11—“Purpose of the Offer and Plans for SEACOR; Summary of the Merger Agreement and Certain Other Agreements.”

Except as set forth above, there can be no assurance that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraph above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—“Withdrawal Rights.”

Without SEACOR’s consent, there will not be a subsequent offering period for the Offer.

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to stockholders.

We expressly reserve the right, in our sole discretion, subject to the terms and upon the conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13—“Conditions of the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.

Any extension, waiver or amendment of the Offer or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., Eastern Time, on the next business day after the Expiration Date in accordance with the public announcement requirements of Rules 14d-3(b)(1), 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rule or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Business Wire (or such other national media outlet or outlets we deem prudent) and making any appropriate filing with the SEC.

As soon as practicable following the purchase of Shares in the Offer, we expect to complete the merger of Purchaser with and into SEACOR, with SEACOR as the surviving corporation and a wholly owned subsidiary of Parent (such corporation, the “Surviving Corporation” and such merger, the “Merger”) without a vote of the stockholders of SEACOR pursuant to Section 251(h) of the DGCL.

SEACOR has agreed to provide us with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on SEACOR’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.	Acceptance for Payment and Payment for Shares.

Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 13—“Conditions of the Offer,” we will promptly, and in no event later than 9:00 a.m. Eastern Time one business day after the Expiration Date, irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the Offer and, as promptly as practicable after the Offer Acceptance Time (and in any event within three business days), pay for such Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depository of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depository’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depository. See Section 3—“Procedures for Tendering Shares.”

For purposes of the Offer, if and when Purchaser gives oral or written notice to the Depository of its acceptance for payment of such Shares pursuant to the Offer, then Purchaser has accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depository, which will act as agent for the tendering stockholders for purposes of receiving payments from us and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depository’s account at DTC pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

We reserve the right to designate another wholly owned direct or indirect Delaware corporate subsidiary to act as Purchaser, in which event all references to Purchaser shall be deemed references to such other subsidiary, but any such assignment will not impede or delay the consummation of the Transactions or relieve us of our obligations under the Merger Agreement.

3.	Procedures for Tendering Shares.

Valid Tender of Shares. Except as set forth below, to validly tender Shares pursuant to the Offer, (i) a Letter of Transmittal properly completed and duly executed in accordance with the instructions set forth therein, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal and any other customary documents required by the Depository, must be received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (a) certificates representing Shares tendered must be received by the Depository or (b) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation (which confirmation must include an Agent’s Message (as defined below) if the tendering stockholder has not delivered a Letter of Transmittal) of such delivery must be received by the Depository, in each case, prior to the Expiration Date or (ii) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depository and forming a part of a Book-Entry

Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation (as defined below) that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer. The Depository will take steps to establish and maintain an account with respect to the Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depository’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depository’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation”. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depository.

Signature Guarantees and Stock Powers. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (i) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be registered or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depository, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

Guaranteed Delivery. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depository prior to the Expiration Date, or who cannot complete the procedure for book-entry transfer prior to the Expiration Date, or who cannot deliver all required documents to the Depository prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

(i)	such tender is made by or through an Eligible Institution;

(ii)

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depository (as provided below) prior to the Expiration Date; and

(iii)

the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depository within two trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which the NYSE is open for business.

The Notice of Guaranteed Delivery may be delivered by overnight courier to the Depository or mailed or e-mailed to the Depository and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depository prior to the expiration of the Offer.

THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITORY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY PRIOR TO THE EXPIRATION DATE.

Other Requirements. Notwithstanding any provision of the Merger Agreement to the contrary, Purchaser will pay for Shares tendered (and not validly withdrawn) pursuant to the Offer only after timely receipt by the Depository of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (iii) any other documents required by the Letter of Transmittal or any other customary documents required by the Depository. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depository. Under no circumstances will Purchaser pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through the Depository. If you are unable to deliver any required document or instrument to the Depository by the expiration of the Offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depository by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depository must receive the missing items together with the Shares within two NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Binding Agreement. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered. Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.

Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints Purchaser’s designees as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the stockholders of SEACOR, by written consent in lieu of any such meeting or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of stockholders or executing a written consent concerning any matter.

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depository, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other documents related to the Offer) will be final and binding.

Backup Withholding. In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer or the Merger, a stockholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger must, unless an exemption applies, provide the Depository with such stockholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certifying under penalties of perjury that: (i) such stockholder is a “U.S. person”, (ii) the TIN provided is correct and (iii) such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the required certifications, the IRS may impose penalties on such stockholder, and the gross proceeds payable to such stockholder pursuant to the Offer or the Merger may be subject to backup withholding at a rate currently equal to 24%. All stockholders that are U.S. persons whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger should complete and sign an IRS Form W-9 to provide the information and certifications required to avoid backup withholding (unless an applicable exemption exists and is established in a manner satisfactory to the Depository).

Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Exempt stockholders that are “U.S. persons” should complete and sign an IRS Form W-9 indicating their exempt status in order to avoid backup withholding. Stockholders that are not “U.S. persons” should complete and sign an IRS Form W-8BEN, IRS Form W-8BEN-E, or other appropriate IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding. An appropriate IRS Form W-8 may be obtained from the Depository or at the IRS website (www.irs.gov). Such stockholders are urged to consult their own tax advisors to determine which IRS Form W-8 is appropriate. See Instruction 9 to the Letter of Transmittal.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

Information reporting to the IRS may also apply to the receipt of cash pursuant to the Offer or the Merger.

4.	Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a stockholder has withdrawal rights that are exercisable until the expiration of the Offer (i.e., at any time prior to one minute after 11:59 p.m., Eastern Time on January 20, 2021), or in the event the Offer is extended, on such date and time to which the Offer is extended. In addition, Shares may be withdrawn at any time after February 16, 2021, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

For a withdrawal of Shares to be effective, a written notice of withdrawal must be timely received by the Depository at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depository, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depository prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depository, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3—“Procedures for Tendering Shares” at any time prior to the expiration of the Offer.

If Purchaser extends the Offer, delays its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depository may nevertheless, on Purchaser’s behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders exercise withdrawal rights as described in this Section 4.

5.	Certain U.S. Federal Income Tax Consequences of the Offer and the Merger to U.S. Holders.

The following summary describes certain U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) whose Shares are tendered and accepted for purchase pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, published rulings, administrative pronouncements, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary addresses only stockholders who hold their Shares as capital assets within the meaning of the Code (generally, property held for investment) and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including pass-through entities (including partnerships and S corporations for U.S. federal income tax purposes) and investors in such entities, certain financial institutions, brokers, dealers or traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, expatriates, mutual funds, real estate investment trusts, regulated investment companies, cooperatives, tax-exempt organizations (including private foundations), persons who are subject to the alternative minimum tax, persons who hold their Shares as part of a straddle, hedge, conversion, constructive sale, synthetic security, integrated investment, or other risk-reduction transaction for U.S. federal income tax purposes, stockholders that have a functional currency other than the U.S. dollar, and persons who acquired their Shares upon the exercise of stock options or otherwise as compensation. This summary does not address the U.S. federal income tax consequences to persons other than U.S. Holders (as defined below). This summary does not address any U.S. federal estate, gift, or other non-income tax consequences, the effects of the Medicare contribution tax on net investment income, or any state, local, or foreign tax consequences.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Shares that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (A) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) exchanges Shares for cash pursuant to the Offer or the Merger, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A partner in a partnership holding Shares should consult its tax advisor regarding the tax consequences of exchanging Shares for cash pursuant to the Offer or the Merger.

Stockholders are urged to consult their tax advisors to determine the tax consequences to them of exchanging Shares for cash pursuant to the Offer or the Merger in light of their particular circumstances.

The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes. In general, a U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares exchanged. Such gain or loss will generally be long-term capital gain or loss if, as of the date of the exchange, a U.S. Holder’s holding period in the Shares exchanged is more than one year. Long-term capital gain recognized by certain non-corporate holders, including individuals, is currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations under the Code.

If a U.S. Holder acquired different blocks of Shares at different times or at different prices, such U.S. Holder generally must determine its adjusted tax basis and holding period separately with respect to each such block of Shares.

A U.S. Holder who exchanges Shares for cash pursuant to the Offer or the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depository or an exemption applies. See Section 3—“Procedures for Tendering Shares.”

6.	Price Range of Shares; Dividends.

According to SEACOR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, the Shares are traded on the NYSE under the symbol “CKH.” SEACOR has advised Parent that, as of the close of business on December 17, 2020, 20,372,799 Shares were outstanding. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the NYSE with respect to the fiscal years ended December 31, 2018 and December 31, 2019 and, with respect to the fiscal year ended December 31, 2020, through December 17, 2020, using Share data reported in published financial sources.

Quarter	High	Low
Q1 2018	$52.03	$40.59
Q2 2018	$59.00	$50.13
Q3 2018	$57.27	$48.25
Q4 2018	$51.24	$34.63
Q1 2019	$48.72	$36.32
Q2 2019	$47.71	$41.21
Q3 2019	$47.51	$43.14
Q4 2019	$48.46	$39.81
Q1 2020	$47.70	$22.23
Q2 2020	$35.03	$22.61
Q3 2020	$34.20	$25.94
Q4 2020	$43.00	$28.59

The volume weighted average price per Share for the 90 days prior to December 4, 2020 was $31.69. The Offer Price represents an approximately 31% premium over the volume weighted average price for the 90 days prior to December 4, 2020. On December 4, 2020, the trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on the NYSE was $36.29. On December 17, 2020, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NYSE during normal trading hours was $41.56 per Share. The Offer Price represents an approximately 14.36% premium over the December 4, 2020 closing stock price.

SEACOR paid a dividend on its common stock in 2017 in connection with the spin-off of SEACOR Marine Holdings Inc. SEACOR did not pay any dividends in 2018, 2019 or 2020. In SEACOR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, SEACOR indicated that it does not intend to pay dividends on its common stock in the foreseeable future. Additionally, under the terms of the Merger Agreement, SEACOR is not permitted to pay any dividends on or make other distributions in respect of any of its capital stock. See Section 14—“Dividends and Distributions.” Stockholders are urged to obtain a current market quotation for the Shares before making a decision with respect to the Offer.

7.	Possible Effects of the Offer on the Market for the Shares; NYSE Listing; Exchange Act Registration and Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. If the Offer is successful, there will be no market for the Shares because Purchaser intends to consummate the Merger as soon as practicable following the Offer Acceptance Time and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

NYSE Listing. The Shares are currently listed on the NYSE. Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Offer Acceptance Time), the Shares will no longer meet the requirements for continued listing on the NYSE because the only stockholder will be Purchaser. Immediately following the consummation of the Merger, we intend to cause SEACOR to delist the Shares from the NYSE.

Exchange Act Registration. The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by SEACOR upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

We intend to seek to cause SEACOR to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by SEACOR to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Sections 14(a) and 14(c) under the Exchange Act and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions) no longer applicable with respect to SEACOR and/or the Shares. Furthermore, the ability of “affiliates” of SEACOR and persons holding “restricted securities” of SEACOR to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors’ of the Federal Reserve System (the “Federal Reserve Board’s”) list of “margin securities” or eligible for stock exchange listing.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning SEACOR.

The following description of SEACOR and its business was taken from SEACOR’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2020, and is qualified in its entirety by reference to such Quarterly Report on Form 10-Q.

SEACOR is a diversified holding company with interests in domestic and international transportation and logistics, crisis and emergency management, and clean fuel and power solutions.

SEACOR is a Delaware corporation incorporated in 1989. SEACOR’s corporate headquarters are located at 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316. SEACOR’s telephone number at such corporate headquarters is (954) 523-2200.

The information on SEACOR’s website is not a part of this Offer to Purchase and is not incorporated by reference into this Offer to Purchase.

Available Information. SEACOR is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning SEACOR’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of SEACOR’s securities, any material interests of such persons in transactions with SEACOR, and other matters is required to be disclosed in proxy statements and periodic reports distributed to SEACOR’s stockholders and filed with the SEC. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, such as SEACOR, who file electronically with the SEC. The address of that site is http://www.sec.gov. SEACOR also maintains an Internet website at http://www.seacorholdings.com. The information contained in, accessible from or connected to SEACOR’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of SEACOR’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

Sources of Information. Except as otherwise set forth herein, the information concerning SEACOR contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC, other public sources and information provided by SEACOR. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depository assumes responsibility for the accuracy or completeness of the information concerning SEACOR contained in such documents and records or for any failure by SEACOR to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.	Certain Information Concerning Parent and Purchaser.

General. Purchaser is a Delaware corporation with its principal offices located at c/o American Industrial Partners, 450 Lexington Avenue, 40th Floor, New York, NY 10017. The telephone number of Purchaser is (212) 627-2360. Purchaser is a wholly owned subsidiary of Parent. Purchaser was formed for the purpose of making a tender offer for all of the Shares of SEACOR and has not engaged, and does not expect to engage, in any business other than in connection with the Offer and the Merger.

Parent is a Delaware corporation with its principal offices located at c/o American Industrial Partners, 450 Lexington Avenue, 40th Floor, New York, NY 10017. The telephone number of Parent is (212) 627-2360.

Parent is a holding company formed in connection with the Merger and the transactions contemplated by the Merger Agreement. Parent is owned and controlled by an investment vehicle funded pursuant to the provisions of AIP Fund VII, a Delaware limited partnership. AIP Fund VII and the investment vehicle owning and controlling Parent are both controlled by the general partner of AIP Fund VII, which is AIPCF VII, LLC, a Delaware limited liability company (“AIP Fund VII GP”). The principal business of AIP Fund VII is making private equity and other related types of investments in business organizations. AIP Fund VII has provided an equity commitment up to $580 million to Parent, which will be funded directly through the investment vehicle rather than through AIP Fund VII. The principal office of each of such entities is located at c/o American Industrial Partners, 450 Lexington Avenue, 40th Floor, New York, NY 10017. The business telephone number of each of such entities is (212) 627-2360.

The name, citizenship, present principal occupation or employment and past material occupation, positions, offices or employment for at least the last five years for each director and each of the executive officers of AIP Fund VII GP, AIP Fund VII, Parent and Purchaser and certain other information are set forth in Schedule A hereto.

During the last five years, none of AIP Fund VII GP, AIP Fund VII, Parent or Purchaser or, to their best knowledge, any of the persons listed in Schedule A hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as otherwise described in this Offer to Purchase, (i) none of AIP Fund VII GP, AIP Fund VII, Parent, Purchaser, any majority-owned subsidiary of AIP Fund VII GP, AIP Fund VII, Parent or Purchaser or, to their best knowledge, any of the persons listed in Schedule A hereto or any associate or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of AIP Fund VII GP,

AIP Fund VII, Parent, Purchaser or, to their best knowledge, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

Except as otherwise described in this Offer to Purchase, none of AIP Fund VII GP, AIP Fund VII, Parent, Purchaser or, to their best knowledge, any of the persons listed in Schedule A hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of SEACOR, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of AIP Fund VII GP, AIP Fund VII, Parent, Purchaser or, to their best knowledge, any of the persons listed on Schedule A hereto, has had any business relationship or transaction with SEACOR or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule A hereto, on the one hand, and SEACOR or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

Available Information. Pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Copies of the Schedule TO and the exhibits thereto, and reports, proxy statements and other information may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Parent filings are also available to the public on the SEC’s website (http://www.sec.gov).

10.	Background of the Offer; Contacts with SEACOR.

Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and SEACOR. The following is a description of material contacts between representatives of American Industrial Partners (together with its affiliates, “AIP”), Parent or Purchaser with representatives of SEACOR that resulted in the execution of the Merger Agreement and the agreements related to the Offer. The information set forth below regarding SEACOR was provided by SEACOR, and none of AIP, Parent, Purchaser or any of its affiliates or representatives takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which AIP, Parent, Purchaser or their affiliates or representatives did not participate. The discussion below covers only the key events and does not attempt to describe every communication among the parties. For a discussion of SEACOR’s activities relating to these contacts, please refer to SEACOR’s Schedule 14D-9, which will be filed with the SEC and is being mailed to stockholders of SEACOR concurrently with this Offer to Purchase.

Background of the Offer and the Merger

On August 4, 2020, Eric Fabrikant, Chief Operating Officer of SEACOR, contacted AIP to discuss AIP’s potential interest in acquiring SEACOR and described the ongoing strategic review and exploratory sale process. Later that day, AIP was contacted by Foros Securities LLC (“Foros”), SEACOR’s financial advisor in connection with the process, to further discuss AIP’s interest in a potential acquisition of SEACOR.

On August 7, 2020, AIP and SEACOR entered into the non-disclosure agreement (the “Confidentiality Agreement”), pursuant to which AIP agreed, subject to certain exceptions, to keep confidential non-public information about SEACOR that AIP would receive in connection with the consideration of a possible business transaction involving AIP or an affiliate of AIP and SEACOR. The Confidentiality Agreement included a customary one-year standstill provision prohibiting certain actions by AIP and its affiliates and associates in respect of SEACOR’s securities and stockholders, and a customary two-year restriction on the solicitation of SEACOR’s employees by AIP and its affiliates, subject to certain exceptions.

Between August 11, 2020 and August 27, 2020, Foros provided AIP with non-public information regarding SEACOR’s business and historical and projected financials, including operating models and financial forecasts, and discussed with representatives of AIP further details regarding the timing and process for the potential transaction.

On August 28, 2020, representatives of AIP had a telephonic meeting with Eric Fabrikant, Chief Operating Officer of SEACOR, to discuss SEACOR’s businesses and industries at a high level. The parties did not discuss the terms of any potential transaction at this telephonic meeting.

On September 14, 2020, AIP submitted a letter indicating interest in a potential transaction in which AIP would acquire SEACOR through either (i) a standalone acquisition of SEACOR, which would be a full take-private transaction, with a purchase price of $40 per Share in cash; or (ii) a merger between AIP’s Jones Act marine services portfolio company Rand Logistics (“Rand”) and SEACOR, with both cash and equity proceeds, with a purchase price of $40 per Share in cash.

On September 22, 2020, Foros contacted AIP to inform AIP that SEACOR was interested in continuing discussions with AIP and that AIP was invited to submit another bid in the second (and final) phase of the bid process. Foros also informed AIP that SEACOR was only interested in a standalone take-private transaction and would not be considering the proposed merger with Rand included in AIP’s preliminary indication of interest.

Beginning September 27, 2020 through signing of the Merger Agreement, representatives of AIP and AIP’s third party advisors (including (i) Ropes & Gray LLP, legal counsel to AIP (“Ropes & Gray”), (ii) Deloitte Tax LLP, tax advisor to AIP (“Deloitte”) and (iii) Corporate Diligence Specialists, LLC, accounting advisor to AIP (“CDS”)) received access to due diligence materials (including access to a virtual data room) and participated in management meetings and due diligence sessions hosted by SEACOR and had in-person-meetings, follow-up calls and email exchanges with representatives of SEACOR.

On October 19, 2020, representatives of AIP, members of SEACOR’s senior management and Foros held an in-person meeting in Fort Lauderdale, Florida during which they discussed SEACOR’s business and the proposed transaction and conducted a site visit to SEACOR’s Island Lines facility. On October 20, 2020, representatives of AIP, members of SEACOR’s senior management and Foros held an in-person meeting in St. Louis, Missouri during which they discussed further SEACOR’s business and the proposed transaction.

From October 23, 2020 through December 4, 2020, representatives of SEACOR, including SEACOR’s outside counsel at Milbank LLP (“Milbank”), held telephonic meetings with representatives of AIP, including Deloitte, CDS and Ropes & Gray to discuss tax due diligence, accounting due diligence, joint venture accounting due diligence, litigation due diligence and general legal due diligence matters.

On October 28, 2020, Foros, at the direction of the SEACOR Board, provided AIP with a final bid process letter that set forth the requirements and deadlines for the final bid, including requests for (i) a markup of the Merger Agreement by November 11, 2020 and (i) a final bid letter by November 18, 2020.

On October 28, 2020, an initial draft of the Merger Agreement in respect of a whole-company transaction was posted to SEACOR’s virtual data room and made available to AIP and Ropes & Gray.

Between October 29, 2020 and November 11, 2020, representatives of AIP met with members of SEACOR’s senior management team to discuss, among other things, (i) SEACOR’s historical financial performance; (ii) SEACOR’s operations; and (iii) potential future merger and acquisition opportunities for SEACOR.

On November 11, 2020, AIP submitted a mark-up of the Merger Agreement. On November 16, 2020, Milbank held a telephonic meeting with Ropes & Gray to clarify certain of the points raised in the mark-up, including AIP’s inclusion of a footnote with respect to the potential rollover of equity by certain members of SEACOR’s senior management team. Milbank also discussed with Ropes & Gray SEACOR’s position on certain of the issues where the mark-up submitted by AIP had reflected changes from the version uploaded by SEACOR. Later that day, Milbank sent to Ropes & Gray a revised draft of the Merger Agreement, responding to the draft that had been submitted by AIP.

On November 16, 2020, representatives of management of SEACOR held a telephonic meeting with HPS Investment Partners, LLC (“HPS”), a lender to AIP, to discuss due diligence matters.

On November 18, 2020, AIP provided its final bid proposal to acquire, in its entirety, SEACOR for $41.00 per Share in cash, along with executed debt financing commitments and a further revised mark-up of the Merger Agreement which responded to points that were discussed on the November 16 call between Milbank and Ropes & Gray and reflected in the version that Milbank sent following that call. AIP indicated that it would fund the purchase price with a combination of debt from the lenders party to the debt financing commitments, and equity capital from one of its affiliated funds, none of which was subject to any additional contingencies. AIP also indicated in its bid that it would welcome, but not require, co-investment or equity rollover from SEACOR’s senior management team, but any such co-investment or equity rollover may require certain restrictive covenant agreements to be executed with members of SEACOR’s senior management team. AIP’s bid letter requested a 15-day exclusivity period for the negotiation and execution of a definitive merger agreement.

On November 20, 2020, representatives of AIP held two telephonic meetings with representatives of Foros to discuss SEACOR’s reaction to AIP’s final bid in accordance with the SEACOR Board instructions. Following these meetings and on the same day, AIP agreed to raise the final bid price from $41.00 per Share in cash to $41.50 per Share in cash and confirmed that it would not require the negotiation or entry into any agreement or understanding with any member of SEACOR’s senior management team prior to the signing of a definitive merger agreement.

On November 22, 2020, representatives of Foros held a telephonic meeting with representatives of AIP during which Foros informed AIP that SEACOR’s Board had selected AIP as the bidder with which it would seek to negotiate definitive documentation.

From November 23, 2020 until December 4, 2020, representatives of AIP, Ropes & Gray, SEACOR and Milbank negotiated the terms of the Merger Agreement, Equity Commitment Letter, Limited Guarantee and Company Disclosure Letter through a series of telephonic meetings and e-mails and exchanged revised drafts of each document; during these negotiations, Milbank indicated to Ropes & Gray that Mr. C Fabrikant was not interested in participating in any co-investment or equity rollover, and Milbank and Ropes & Gray confirmed that there would be no discussion of any agreement or understanding between any member of SEACOR’s senior management team and AIP prior to the signing of a definitive merger agreement.

On November 30, 2020, Ropes & Gray provided Milbank with initial drafts of the Equity Commitment Letter and Limited Guarantee. Milbank and Ropes & Gray continue to have discussions and negotiations regarding the Merger Agreement, Equity Commitment Letter, Limited Guarantee and other related ancillary documents over the next few days.

From the evening of December 2, 2020 through December 4, 2020, Milbank and Ropes & Gray exchanged drafts of the Merger Agreement, Equity Commitment Letter, Limited Guarantee and other related ancillary documents and began finalizing their terms.

At approximately 10:00 p.m. Eastern Time on December 4, 2020, Parent, Purchaser and SEACOR signed the Merger Agreement. Contemporaneously with the signing of the Merger Agreement, the Equity Commitment Letter and Limited Guarantee were also signed.

Early in the morning of December 7, 2020, and prior to the opening U.S. stock markets, Parent, Purchaser and SEACOR issued a joint press release publicly disclosing entry into the Merger Agreement.

On December 18, 2020, Purchaser commenced the Offer and filed this Schedule TO-T.

11.	Purpose of the Offer and Plans for SEACOR; Summary of the Merger Agreement and Certain Other Agreements.

Purpose of the Offer and Plans for SEACOR.

Purpose of the Offer. The purpose of the Offer and the Merger is for Parent and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, SEACOR. Pursuant to the Merger, Parent will acquire all of the stock of SEACOR not purchased pursuant to the Offer or otherwise. Stockholders of SEACOR who sell their Shares in the Offer will cease to have any equity interest in SEACOR or any right to participate in its earnings and future growth.

Merger Without a Stockholder Vote. If the Offer is consummated, we will not seek the approval of SEACOR’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without a vote of the stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger (the “Closing”) without a vote of the stockholders of SEACOR in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger, as soon as practicable after the consummation of the Offer. Accordingly, we do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

Plans for SEACOR. At the Effective Time, the certificate of incorporation of SEACOR will be amended and restated in its entirety pursuant to the terms of the Merger Agreement. As of the Effective Time, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation. Purchaser’s directors and officers immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified, or their earlier death, resignation or removal. See “Summary of the Merger Agreement—Board of Directors and Officers” below.

Except as otherwise set forth in this Offer to Purchase, it is expected that, following the Merger, SEACOR will continue operations in substantially the same manner as they currently are being conducted. Representatives of Parent and Purchaser are conducting (and have been conducting) a review of SEACOR’s business lines, operations, assets and expenses to determine ways to optimize SEACOR’s business following the Merger. Specific areas that Parent and Purchaser, together with their representatives, are reviewing include opportunities to (i) improve purchasing, (ii) reduce expenses (including corporate overhead), (iii) capitalize expenses, (iv) improve safety practices, (v) standardize best practices across the business lines and (vi) reduce labor costs. Following the Merger, Parent will take such actions as it deems appropriate based on the findings of such review. In addition, following the Merger, Parent and Purchaser will evaluate whether individual business units of SEACOR would be attractive to potential strategic acquirers, and also explore potential acquisition opportunities.

Except as disclosed in this Offer to Purchase, Parent and Purchaser do not have any present plan or proposal that would result in the acquisition by any person of additional securities of SEACOR, the disposition of securities of SEACOR, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving SEACOR or the purchase, sale or transfer of a material amount of assets of SEACOR.

Summary of the Merger Agreement and Certain Other Agreements.

Merger Agreement

The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as Exhibit (d)(1) to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9—“Certain Information Concerning Parent and Purchaser.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

The Merger Agreement has been filed with the SEC and is incorporated by reference herein to provide investors and stockholders with information regarding the terms of the Offer and the Merger. It is not intended to provide any other factual information about Parent, Purchaser or SEACOR, their respective businesses, or the actual conduct of their respective businesses during the period prior to the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of such agreement, were (except as expressly set forth therein) solely for the benefit of the parties to such agreement and may be subject to qualifications and limitations agreed upon by such parties. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and any description thereof contained or incorporated by reference herein, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk among the parties, rather than establishing matters as facts. Such representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC, and in some cases were qualified by disclosures set forth in confidential disclosure schedules that were provided by SEACOR (the “Company Disclosure Letter”) to Parent and Purchaser but not filed with the SEC as part of the Merger Agreement. Investors and stockholders are not third-party beneficiaries under the Merger Agreement, except with respect to their right to receive the Offer Price following the Offer Acceptance Time or to receive the Merger Consideration (as defined below) and except that SEACOR has the right to pursue damages, on behalf of its stockholders, against Parent and/or Purchaser for the loss of the Merger Consideration in the event of any breach of the Merger Agreement by Parent or Purchaser. Accordingly, investors and stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants, which do not purport to be accurate as of the date of this Offer to Purchase, may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties’ public disclosures.

The Offer. The Merger Agreement provides that Purchaser will commence the Offer no later than December 18, 2020. Purchaser’s obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described (and as defined) in Section 13—“Conditions of the Offer.” Subject to the satisfaction of the Minimum Tender Condition and the other Offer Conditions that are described in Section 13—“Conditions of the Offer,” the Merger Agreement provides that Purchaser will, and Parent will cause Purchaser to, (i) promptly, and in no event later than 9:00 a.m. Eastern Time one business day after the Expiration Date, irrevocably accept for payment all Shares tendered (and not validly withdrawn) pursuant to the offer and (ii) as promptly as practicable after the Offer Acceptance Time (and in any event within three business days) pay for such Shares. The Offer will expire at one minute after 11:59 p.m., Eastern Time on January 20, 2021, unless we extend the Offer pursuant to the terms of the Merger Agreement.

Purchaser expressly reserves the right to (i) increase the amount of cash constituting the Offer Price, (ii) waive any Offer Condition (to the extent permitted under applicable legal requirements) and (iii) make any other changes in the terms and conditions of the Offer that are not inconsistent with the terms of the Merger Agreement, except that SEACOR’s prior written approval is required for Parent or Purchaser to:

•	decrease the Offer Price;

•

change the form of consideration payable in the Offer (provided that nothing in the Merger Agreement will limit the ability of Parent and Purchaser to increase the cash consideration payable in the Offer);

•	decrease the maximum number of Shares sought to be purchased in the Offer;

•	impose conditions or requirements to the Offer in addition to the Offer Conditions;

•	amend, modify or waive the Minimum Tender Condition, the Termination Condition, the HSR Condition or the Governmental Impediment Condition;

•	amend or modify any other term of the Offer in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares in its capacity as such;

•	terminate the Offer or accelerate, extend or otherwise change the Expiration Date except as required or provided by the terms of the Merger Agreement; or

•	provide any “subsequent offering period” (or any extension thereof) within the meaning of Rule 14d-11 promulgated under the Exchange Act.

The Merger Agreement contains provisions to govern the circumstances under which Purchaser is required to, and Parent is required to cause Purchaser to, extend the Offer. Specifically, the Merger Agreement provides that:

•

if, as of the then scheduled Expiration Date, any Offer Condition has not been satisfied (unless such condition is waivable by Purchaser or Parent and has been waived), Purchaser has agreed to (and Parent has agreed to cause Purchaser to) extend the Offer for additional periods of up to ten business days per extension, to permit such Offer Condition to be satisfied; and

•

Purchaser has agreed to (and Parent has agreed to cause Purchaser to) extend the Offer from time to time for any period required by any legal requirement or any interpretation or position of the SEC or its staff or NYSE applicable to the Offer.

However, Purchaser is not required to extend the Offer beyond the earlier to occur of the valid termination of the Merger Agreement in accordance with its terms and April 5, 2021 (the “End Date”) and may not extend the Offer beyond such earlier occurrence without SEACOR’s prior written consent.

Upon any valid termination of the Merger Agreement, Purchaser has agreed that it will (and Parent will cause Purchaser to) promptly (and in no event more than one business day after such termination), irrevocably and unconditionally terminate the Offer and Purchaser will not acquire any Shares pursuant to the Offer.

The Merger. The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into SEACOR, the separate existence of Purchaser will cease, and SEACOR will continue as the Surviving Corporation in the Merger. The Merger will be effected under Section 251(h) of the DGCL. Accordingly, Parent, Purchaser and SEACOR have agreed to take all necessary action to cause the Merger to become effective as soon as practicable after the Offer Acceptance Time without a vote of SEACOR’s stockholders in accordance with Section 251(h) of the DGCL, upon the terms and subject to the satisfaction or waiver of the conditions to the Merger.

At the Effective Time, the certificate of incorporation of SEACOR will be amended and restated in its entirety to read as set forth on Exhibit A to the Merger Agreement and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation.

At the Effective Time, and without any further action on the part of SEACOR or Purchaser, the bylaws of the Surviving Corporation will be amended and restated to conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that references to the name of Purchaser will be replaced by references to the name of the Surviving Corporation.

The obligations of SEACOR, Parent and Purchaser to complete the Merger are subject to the satisfaction or, to the extent permitted by applicable legal requirements, waiver as of the Closing by each of the parties of the following conditions:

•

no governmental entity of competent jurisdiction has enacted or promulgated any law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Merger that remains in effect as of the Closing; and

•	Parent (on behalf of itself or Purchaser) must have irrevocably accepted for payment all Shares validly tendered pursuant to the Offer and not validly withdrawn.

Board of Directors and Officers. Immediately following the Effective Time, the directors of the Surviving Corporation will be the individuals who served as the directors of Purchaser as of immediately prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. Immediately following the Effective Time, the officers of the Surviving Corporation will be the individuals who served as the officers of SEACOR as of immediately prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

Conversion of Capital Stock at the Effective Time. At the Effective Time, each Share outstanding immediately prior to the Effective Time (other than (i) Shares held by SEACOR (or held in the treasury of SEACOR), each of which will be cancelled and retired and cease to exist without consideration or payment, (ii) Shares held by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, each of which will be canceled and retired and cease to exist without consideration or payment, and (iii) Shares held by stockholders who are entitled to appraisal rights under Section 262 of the DGCL and have properly exercised and perfected their respective demands for appraisal of such Shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time of the Merger, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL) will be converted into the right to receive $41.50 per Share, net to the seller in cash, in each case, without interest, and subject to any withholding of taxes (collectively, the “Merger Consideration”).

Each share of Purchaser’s common stock outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

Substantially concurrently with the Offer Acceptance Time, Parent will deposit, or will cause to be deposited, with American Stock Transfer & Trust Co., LLC, the depository for this Offer (the “Depository”) cash sufficient to make the payment of the aggregate Offer Price. Promptly after (and in no event later than the second business day after) the Closing, Parent will deposit, or will cause to be deposited, with American Stock Transfer & Trust Co., LLC (the “Paying Agent”) cash sufficient to pay the aggregate Merger Consideration payable pursuant to the terms of the Merger Agreement.

Treatment of Equity Awards. Pursuant to the Merger Agreement, at the Effective Time, (i) each option to purchase Shares that is outstanding and unexercised immediately prior to the Effective Time that was granted pursuant to SEACOR’s 2014 Share Incentive Plan or SEACOR’s 2007 Share Incentive Plan (such plans, the “Company Stock Plans”), whether vested or unvested (each, a “Company Option”), will become fully vested (to the extent not already vested) and be canceled and converted into the right to receive a cash payment equal to (a) the excess (if any) of (x) the Merger Consideration over (y) the exercise price payable per Share subject to that Company Option, multiplied by (b) the total number of Shares subject to that Company Option immediately prior to the Effective Time, and (ii) each Share granted subject to vesting or other lapse restrictions pursuant to the Company Stock Plans (each, a “Company RSU”), that is outstanding immediately prior to the Effective Time, will become fully vested and be canceled and converted into the right to receive a cash payment equal to (a) the Merger Consideration multiplied by (b) the total number of Shares subject to that Company RSU immediately prior to the Effective Time.

Representations and Warranties. The Merger Agreement contains representations and warranties that are the product of negotiations among the parties thereto and made to, and solely for the benefit of, each other as of specified dates. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties and are also qualified in important parts by the Company Disclosure Letter. The representations and warranties were negotiated with the principal purpose of allocating risk among the parties to the agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

In the Merger Agreement, SEACOR has made representations and warranties to Parent and Purchaser with respect to, among other things:

•	corporate matters, such as due organization, organizational documents, good standing, qualification, power and authority;

•	capitalization;

•	authority relative to, and the binding nature of, the Merger Agreement;

•	SEC filings and financial statements;

•	disclosure controls and internal controls over financial reporting;

•	accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

•	absence of certain changes since June 30, 2020;

•	absence of a Material Adverse Effect (as defined below) from September 30, 2020 through the date of the Merger Agreement;

•	real property;

•	intellectual property;

•	material contracts;

•	absence of undisclosed liabilities;

•	compliance with legal requirements;

•	regulatory matters;

•	compliance with anti-corruption and anti-bribery laws;

•	permits and licenses;

•	tax matters;

•	employees and employee benefit plans, including the Employee Retirement Income Security Act of 1974, as amended, and certain related matters;

•	environmental matters;

•	insurance;

•	absence of litigation;

•	state takeover statutes;

•	required consents and approvals, and no violations of organizational documents, contracts or applicable legal requirements as a result of the Offer or Merger;

•	opinions of its financial advisors; and

•	brokers’ fees and expenses.

Some of the representations and warranties in the Merger Agreement made by SEACOR are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any event, development, change, effect, fact, condition or occurrence that, individually or in the aggregate with all other events, developments, changes, effects, facts, conditions or occurrences, has had or would reasonably be expected to have a material adverse effect on or with respect to the business, results of operation or financial condition of the SEACOR and its subsidiaries taken as a whole. The definition of Material Adverse Effect provides that no events, developments, changes, effects, facts, conditions or occurrences relating to, arising out of or in connection with or resulting from any of the following shall be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect:

(i)

general changes or developments in the economy or the financial, debt, capital, credit or securities markets, or in the regulatory, legislative or political conditions in the United States or elsewhere in the world, including as a result of changes in geopolitical conditions;

(ii)	general changes or developments in the industries in which SEACOR or its subsidiaries operate;

(iii)

the execution and delivery of the Merger Agreement or the public announcement or pendency of the Merger or other transactions contemplated thereby, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, contractors or employees of SEACOR and its subsidiaries, or the performance of the Merger Agreement and the transactions contemplated thereby, including compliance with the covenants set forth herein and any action taken or omitted to be taken by SEACOR at the express written request of or with the express written consent of Parent or Purchaser (provided that this clause (iii) shall not apply to any representation or warranty set forth in Section 4.5 or compliance of the covenants set forth in Section 6.1 of the Merger Agreement);

(iv)	changes or prospective changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretation or enforcement thereof;

(v)

any hurricane, cyclone, tornado, earthquake, flood, tsunami, wildfire, natural disaster, act of God, pandemic, epidemic or other comparable events or outbreak or escalation of hostilities or war (whether or not declared), military actions or any act of sabotage or terrorism, or national or international political or social conditions;

(vi)

COVID-19 or any law or directive issued by a government entity providing for business closures, changes to business operations, “sheltering in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, directive or interpretation thereof following the date of the Merger Agreement or SEACOR’s or any of its subsidiaries’ compliance therewith;

(vii)	any change in the price or trading volume of the Shares or the credit rating of SEACOR, in each case, in and of itself;

(viii)

any failure by SEACOR to meet any published analyst estimates or expectations of SEACOR’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by SEACOR to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself; or

(ix)

arising out of or relating to the identity of Parent or any of its affiliates as the acquirer of SEACOR, including the impact thereof on the relationships, contractual or otherwise, of SEACOR and its subsidiaries with employees, suppliers, customers, partners, vendors or any other third person;

(provided that, for purposes of clauses (vii) and (viii) above, the facts, circumstances, events, developments, changes, effects or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be a Material Adverse Effect to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); except in the cases of clauses (i), (ii), (iv), (v) or (vi) above, to the extent (and only to the extent) that SEACOR and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which SEACOR and its subsidiaries operate (in which case only such incremental disproportionate impact may be taken into account in determining whether there has been a Material Adverse Effect).

In the Merger Agreement, Parent and Purchaser have made representations and warranties to SEACOR with respect to:

•	corporate matters, such as due organization, good standing, power and authority;

•	the formation and activities of Purchaser;

•	authority relative to, and the binding nature of, the Merger Agreement;

•	required consents and approvals, and no violations of organizational documents, contracts or applicable legal requirements as a result of the Offer or Merger;

•	accuracy of information supplied for purposes of the Offer documents and the Schedule 14D-9;

•	absence of litigation;

•	sufficiency of funds to consummate the Offer and the Merger;

•	ownership of securities of SEACOR;

•	independent investigation regarding SEACOR; and

•	broker’s fees and expenses.

Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For the purpose of the Merger Agreement, a “Parent Material Adverse Effect” means any event, development, change, effect, fact, condition or occurrence that, individually or in the aggregate with all other events, developments, changes, effects, facts, conditions or occurrences, has or would reasonably be expected to prevent, materially delay or materially impede the consummation of the Offer, the Merger or the other transactions contemplated under the Merger Agreement by Parent or Purchaser or otherwise prevent, materially delay or materially impede Parent or Purchaser from performing its obligations under the Merger Agreement.

None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement or in any schedule, instrument or other document delivered pursuant to the Merger Agreement will survive the Effective Time.

Access to Information. From the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, upon reasonable prior written notice from Parent to SEACOR, SEACOR will, and will cause its subsidiaries to, and use its reasonable best efforts to cause its officers, directors and employees to, afford Parent and Parent’s representatives with reasonable access, consistent with applicable law, during normal business hours to SEACOR’s and its subsidiaries’ officers, employees, properties, books and records, as necessary to facilitate consummation of the transactions contemplated by the Merger Agreement, subject to customary exceptions and limitations.

Notice of Certain Events. SEACOR and Parent have agreed to promptly notify the other of (i) any notice or other communication received by such party from any governmental entity in connection with the Transactions or from any person alleging that the consent of such person is or may be required in connection with the Transactions, (ii) any legal proceeding commenced or, to such party’s knowledge, threatened, against, relating or involving such party or any of its subsidiaries which relates to the Transactions or (iii) any fact, event or circumstance that occurs or exists that is reasonably likely to result in any of the conditions to the Merger not being able to be satisfied.

Conduct of Business of SEACOR Pending the Merger. SEACOR has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms, except as otherwise expressly required or permitted by the Merger Agreement, as set forth in the Company Disclosure Letter, as required by applicable legal requirements or as consented to in writing by Parent (which consent may not be unreasonably withheld, conditioned or delayed), it will use its commercially reasonable efforts to conduct the business of SEACOR and its subsidiaries in the ordinary course consistent with past practices, preserve substantially intact its business organization and material business relationships with employees, customers, suppliers, creditors, lessors and other persons with whom SEACOR or any of its subsidiaries has material business relations and maintain its insurance coverage with respect to any material assets. In addition, SEACOR will not and will cause its subsidiaries not to, and with respect to subclauses (x)(A) and (xix) below, will not cause or authorize any SEACOR joint venture to:

(i)	amend or otherwise change its certificate of incorporation or bylaws or its material subsidiaries’ other applicable governing instruments;

(ii)

make any acquisition of (whether by merger, consolidation or acquisition of stock or substantially all of the assets), or make any investment in any interest in, any corporation, partnership or other business organization or material assets or division thereof, in each case, except for (A) purchases of inventory and supplies in the ordinary course consistent with past practice or pursuant to existing contracts in effect as of the date of the Merger Agreement; (B) acquisitions or investments pursuant to existing contracts in effect as of the date of the Merger Agreement, and (C) any merger or consolidation of a wholly owned subsidiary of SEACOR with another wholly owned subsidiary of SEACOR;

(iii)

issue, sell, grant, pledge, encumber or dispose of (or authorize the issuance, sale, grant, pledge, encumbrance or disposition of), any shares of capital stock, voting securities or other ownership interest, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any voting securities or other ownership interest (including stock appreciation rights, phantom stock or similar instruments), of SEACOR or any of its subsidiaries (except (A) for the issuance of Shares upon the exercise, vesting or settlement of Company Options and Company RSUs that are outstanding as of the date of the Merger Agreement in accordance with their terms as in effect on the date of the Merger Agreement (including any Company Options that have been awarded but not yet priced as of the date of the Merger Agreement, if any, as set forth on the Company Disclosure Letter), or (B) for any issuance, sale or disposition to SEACOR or a wholly-owned subsidiary of SEACOR by any subsidiary of SEACOR);

(iv)

reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of SEACOR (except for the acquisition of Shares tendered by directors or employees in connection with a cashless exercise of Company Options or in order to pay taxes in connection with the exercise of Company Options or vesting of Company RSUs, in any case, that are outstanding as of the date of the Merger Agreement in accordance with their terms as in effect on the date of the Merger Agreement (including any Company Options have been awarded but not yet priced as of the date of the Merger Agreement, if any, as set forth on the Company Disclosure Letter)), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of SEACOR’s subsidiaries;

(v)

except to secure indebtedness and other obligations under the credit facilities of SEACOR, create or incur any lien on any material assets of SEACOR or its subsidiaries other than (A) permitted liens or (B) liens granted in connection with leases and other financing arrangements entered in the ordinary course;

(vi)

sell, transfer or otherwise dispose of (whether by merger, consolidation or disposition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or otherwise sell, transfer, assign, license, covenant not to assert, abandon, allow to lapse, allow to expire, or dispose of any assets, rights or properties (including intellectual property) other than (A) sales, transfers, dispositions or licensing of equipment and/or inventory, in the ordinary course or pursuant to existing contracts, (B) assignments of leases or sub-leases, in each case, in the ordinary course, (C) other sales, transfers, assignments, exclusive licenses, expirations or dispositions of assets, rights or properties to SEACOR or any wholly-owned subsidiary of SEACOR or of assets, rights or properties with a value of less than $10,000,000 in the aggregate or (D) non-exclusive licenses of owned intellectual property granted by SEACOR or any subsidiary to customers in the ordinary course;

(vii)

declare, set aside, establish a record date for, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its or its subsidiaries’ capital stock (except for any dividend or distribution by a subsidiary of SEACOR to SEACOR or any wholly-owned subsidiary of SEACOR);

(viii)

except for borrowings under the credit facilities incurred in the ordinary course for working capital purposes consistent with past practices and except for intercompany loans between SEACOR and any of its wholly-owned subsidiaries or between any wholly-owned subsidiaries of SEACOR, (A) incur any indebtedness, other than (1) financing lease obligations that are required to be capitalized in accordance with GAAP which, for the sake of clarity, shall not include operating lease obligations in an aggregate amount not to exceed $5,000,000 and (2) obligations relating to interest rate protection, swap agreements and collar agreements, (B) pre-pay any indebtedness if such prepayment would give rise to a “make whole” or breakage cost or modify in any material respect or change the material terms or extend the maturity of, any indebtedness, or (C) make loans, advances, or capital contributions to any person (other than a wholly owned subsidiary of SEACOR), other than (1) trade letters of credit issued in the ordinary course, (2) guarantees by the company of indebtedness of wholly owned subsidiaries of SEACOR and (3) performance bonds not to exceed $10,000,000 in the aggregate;

(ix)

make any material change in any accounting principles, methods or practices, except as may be required to conform to changes in statutory or regulatory accounting rules, applicable law or GAAP or regulatory requirements with respect thereto;

(x)

other than as required by GAAP, (A) make any material change to any method of tax accounting, (B) make (other than in the ordinary course), revoke or change any material tax election, (C) surrender any claim for a refund of material taxes, (D) enter into any closing agreement with respect to any material taxes, (E) amend any material tax return, (F) settle or compromise any audit, assessment or other proceeding relating to a material amount of taxes, or (G) consent to any extension or waiver of the limitation period applicable to any material taxes (other than pursuant to an extension of time to file any tax return obtained in the ordinary course);

(xi)

(A) modify, amend, renew, extend or waive or grant any release of any rights under any material contract, other than in the ordinary course on terms that are not adverse in any material respect to SEACOR, its subsidiaries and SEACOR’s joint ventures, taken as a whole, or cancel or terminate, in whole or in part, any material contract or (B) other than in the ordinary course and after reasonable advance written notice to Parent (e-mail to be sufficient), enter into any contract that would have been a material contract if it had existed on the date of the Merger Agreement other than any contract to be entered into for the primary purpose of taking of any action permitted by the other clauses of this section;

(xii)

other than as required pursuant to the terms of any Company Plan, or contract in effect on the date of the Merger Agreement, in either case, that has been disclosed on any schedule to the Merger Agreement, (A) establish, adopt, enter into, terminate or amend, or take any action to accelerate the vesting, payment or funding of any compensation, or benefits under, any Company Plan; (B) grant to any director, employee or independent contractor any increase in compensation or benefits, except in the ordinary course with respect to any non-officer employee; provided, that such increases do not exceed three percent (3%) of the annual compensation and benefits payable in the aggregate to any such non-officer employee as of the date of the Merger Agreement; (C) grant to any officer, director, employee or independent contractor any bonus, incentive, change in control, retention, severance, termination pay or similar payments; (D) hire, engage or terminate (other than a termination for cause) the employment or engagement of any director, employee or independent contractor, other than any non-officer employee of SEACOR or any of its subsidiaries who earns or will earn annual base compensation not in excess of $150,000, or (E) issue broad-based communications to employees or independent contractors of SEACOR or any of its subsidiaries with respect to the compensation or benefits such individuals will receive following the Effective Time without first providing Parent with notice of such communication(s) and a reasonable opportunity to comment;

(xiii)

other than in the ordinary course, institute any reductions in force or layoffs affecting 50 or more employees, put 50 or more employees on unpaid leave or furlough, or materially reduce the hours or weekly pay of 50 or more employees;

(xiv)

enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SEACOR or any of its subsidiaries or enter into a new line of business;

(xv)	adopt a rights plan, “poison pill” or similar agreement that is, or at the Effective Time will be, applicable to the Merger Agreement or the Merger;

(xvi)

other than (A) capital expenditures made for the purpose of maintaining SEACOR’s or any of its subsidiaries’ compliance with applicable regulatory requirements, including drydocking requirements, consistent with and accounted for in SEACOR’s budget, a copy of which had been provided to Parent prior to the date of the Merger Agreement, (B) capital expenditures consistent with and accounted for in such budget or (C) capital expenditures required for any joint venture of SEACOR in the ordinary course, consistent with and accounted for in such budget, make capital expenditures except in an aggregate amount not to exceed $5,000,000;

(xvii)

amend in any material respect, cancel or terminate any material insurance policy naming SEACOR or any of its subsidiaries as an insured, a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage;

(xviii)

settle any legal proceeding, in each case involving or against SEACOR, any subsidiary or any SEACOR joint venture, other than the settlement of legal proceedings that (i) require payments by SEACOR or any subsidiary of SEACOR (net of insurance proceeds actually received) in an amount not to exceed, in the aggregate, $3,000,000, (ii) do not involve any admission of wrongdoing or violation of law by SEACOR or any subsidiary of SEACOR and (iii) do not involve the imposition of restrictions on the business or operations of SEACOR or any of its subsidiaries that, in each case, materially interfere with the operations of SEACOR and its subsidiaries, taken as a whole;

(xix)

other than negotiations, extensions or amendments of any existing contract with any labor union in the ordinary course, negotiate, enter into, amend or extend any collective bargaining agreement or other contract with any labor union; or

(xx)	agree, authorize or commit to do any of the foregoing actions.

Notwithstanding anything above to the contrary, SEACOR and its subsidiaries are not prevented from taking or failing to take any action or inaction taken pursuant to, or as a result of, any quarantine, “shelter in place,” “stay at home,” workforce reduction or furlough, social distancing, shut down, closure, sequester or any other law, rule, regulation, order, judgment, decree, legal proceeding, directive, guidelines or written recommendations by any governmental entity, including but not limited to the CARES Act and Families First Act, in each case, that SEACOR determines is reasonably necessary in response to COVID-19. SEACOR is required to provide notice to Parent of such actions and a reasonably opportunity for Parent to consult with SEACOR’s management team regarding such actions.

Further Action; Efforts. Subject to the terms and conditions of the Merger Agreement, each of SEACOR, Parent and Purchaser will use reasonable best efforts to (and, in the case of Parent, cause each of its affiliates and subsidiaries (collectively, the “Parent Group”) to) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Offer and the Merger and the other transactions contemplated by the Merger Agreement. In furtherance and not in limitation of the foregoing, each of SEACOR, Parent and Purchaser further agreed to promptly, but in no event later than ten (10) business days after the date of the Merger Agreement, file any and all required notification and report forms under the HSR Act, with respect to the Offer and the Merger and the other transactions contemplated by the Merger Agreement, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as reasonably possible. In addition, each of SEACOR, Parent and Purchaser agreed to prepare and file with the U.S. Coast Guard and the U.S. Maritime Administration, documentation required to obtain confirmation, as applicable, that the Merger and the other transactions contemplated thereby comply with the Jones Act or any other regulations overseen by the U.S. Coast Guard or the U.S. Maritime Administration, as applicable.

In connection with the efforts referenced above to obtain all requisite or advisable approvals and authorizations or expiration of waiting periods for the transactions contemplated by the Merger Agreement, each of Parent and Purchaser, on the one hand, and SEACOR, on the other hand, will use its reasonable best efforts to:

(i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

(ii) subject to applicable law, furnish to the other party as promptly as reasonably practicable all information required for any application or other filing to be made by the other party pursuant to any applicable law in connection with the transactions contemplated by the Merger Agreement;

(iii) promptly notify the other party of any substantive communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”), or any other U.S. or foreign governmental entity and of any substantive communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the Merger Agreement and, subject to applicable law, furnish the other party promptly with copies of all correspondence, filings and communications between them and the FTC, the DOJ or any other governmental entity with respect to the transactions contemplated by the Merger Agreement;

(iv) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by the FTC, the DOJ or by any other governmental entity in respect of such registrations, declarations and filings or such transactions;

(v) permit the other party to review any substantive communication given by it to, and consult with each other in advance, and consider in good faith the other party’s reasonable comments in connection with, any filing, notice, application, submission, communication, meeting or conference with, the FTC, the DOJ or any other governmental entity or, in connection with any proceeding by a private party, with any other person; and

(vi) take any action in order to, as soon as reasonably possible (A) obtain all requisite or advisable approvals and authorizations, or permit the expiration of waiting periods, for the transactions contemplated by the Merger Agreement under any applicable law or (B) obtain the approval, authorization or exemption of any governmental entity for the transactions contemplated by the Merger Agreement.

SEACOR, Parent and Purchaser shall not independently participate in any substantive meeting or communication with any governmental entity in respect of any filings, investigations or other inquiry as set forth in the Merger Agreement without giving the other parties sufficient prior notice of the meeting and an opportunity to attend and participate in the meeting or communication. Parent shall, and shall cause its affiliates and subsidiaries to, take any and all steps necessary to (i) resolve, avoid, or eliminate impediments or objections, if any, that may be asserted with respect to the transactions contemplated by the Merger Agreement under the HSR Act or other applicable law requiring receipt of other regulatory approvals or (ii) avoid the entry of, effect the dissolution of, and have vacated, lifted, reversed or overturned, any decree, order or judgment that would prevent, prohibit, restrict or impede the consummation of the transactions contemplated by the Merger agreement, so as to enable the parties to close the contemplated transactions expeditiously (but in no event later than the End Date), including, (a) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture, disposition, or license of any assets, properties, products, rights, services or business of SEACOR or its subsidiaries or any interest therein and (ii) otherwise taking or committing to take actions that would limit SEACOR’s or its subsidiaries’ freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or business of SEACOR or its subsidiaries or any interest or interests therein.

In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental entity or private party challenging the Merger or any other transaction contemplated by the Merger Agreement, or any other agreement contemplated hereby, (i) each of Parent, Purchaser and SEACOR shall, and Parent shall use reasonable best efforts to cause each member of the Parent Group to, cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement, and (ii) Parent and Purchaser must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by the Merger Agreement.

Neither Parent nor Purchaser nor any of their affiliates is permitted to willfully take any action, including acquiring or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any entity or division thereof, or otherwise acquire or agree to acquire any assets or equity interests, if such action would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any governmental entity necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any governmental entity seeking or entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement; or (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise.

Parent shall not permit any Person (other than the AIP Fund VII and its affiliates) to invest or commit to invest, directly or indirectly, in Parent if such investment or commitment would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any governmental entity necessary to consummate the transactions contemplated by the Merger Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any governmental entity seeking or entering an order prohibiting the consummation of the transactions contemplated by the Merger Agreement; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) otherwise impose any material delay in the consummation of, or materially increase the risk of not consummating, the transactions contemplated by the Merger Agreement.

Employee Matters. Parent has agreed that, for a period of at least 12 months following the Effective Time, Parent will provide, or will cause the Surviving Corporation to provide, to each employee of SEACOR or of its subsidiaries immediately prior to the Closing who continues to be employed by SEACOR or any subsidiary or affiliate thereof (the “Continuing Employees”) with, for so long as such Continuing Employee continues employment with SEACOR or any subsidiary or affiliate thereof (i) a salary, wage, target annual cash bonus opportunity that, in each case, is no less favorable than the salary, wage, target annual cash bonus opportunity and commissions opportunity that was provided to such Continuing Employee immediately prior to the Effective Time and (ii) broad-based employee benefits (other than any long-term incentive, equity-based, change in control, retention, defined benefit pension, retiree medical or similar benefits (“Excluded Benefits”)) that are substantially comparable in the aggregate to the broad-based employee benefits (other than Excluded Benefits) that were provided to such Continuing Employee immediately prior to the Effective Time or, if more favorable, that are provided to similarly-situated employees of Parent. With respect to Continuing Employees whose terms and conditions of employment are governed by a collective bargaining agreement, the provision of this Section will not apply and the terms of such collective bargaining agreements shall govern.

From and after the Effective Time, Parent shall honor and assume, or shall cause to be honored and assumed, the terms of all Company Plans (as defined below) and any compensation arrangement(s) adopted prior to the Effective Time as permitted under the Merger Agreement that would have been Company Plans had such arrangement(s) been in effect as of the date of the Merger Agreement that remain in effect as of the Effective Time in accordance with their terms.

“Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other employee benefit plan, policy, program, agreement or arrangement providing compensation or benefits to any current or former officer, employee or independent contractor (who is a natural person or single member limited liability company), including bonus plans, employment, severance, fringe benefits, change in control, incentive equity or equity-based compensation, or deferred compensation arrangements, in each case, contributed to, sponsored or maintained by SEACOR or any of its subsidiaries, or pursuant to which SEACOR or any of its subsidiaries has an obligation to contribute or has any liability, other than (i) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and (ii) a plan, policy, program or arrangement that SEACOR or any of its subsidiaries is required to contribute to by local law.

To the extent that Parent modifies any coverage or benefit plan in which Continuing Employees participate, Parent or any of its subsidiaries (including SEACOR and any subsidiaries thereof) will use commercially reasonable efforts to (i) waive or cause to be waived any pre-existing conditions, exclusions, limitations, actively-at-work requirements, and eligibility waiting periods under any group health plans of Parent or its affiliates to be waived with respect to Continuing Employees and their eligible dependents to the extent such conditions were inapplicable or waived under a comparable Company Plans, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) to the extent that it would not result in a duplication of benefits and to the extent that such service was recognized under a similar Company Plan, give each Continuing Employee service credit for such Continuing Employee’s employment with SEACOR for purposes of eligibility to participate and vesting credit (but excluding benefit accrual under any defined benefit pension plan) under each applicable Parent benefit plan as if such service had been performed with Parent; provided that no such service credit shall be provided for purposes of any Excluded Benefits.

Following the Closing, Parent shall cause the Surviving Corporation or one of its subsidiaries to take all actions necessary to effectuate the payments of the following amounts:

(i) To the extent that the full year annual bonus awards in respect of fiscal year 2020 (consistent with the SEACOR’s past practices with respect to annual bonuses, in an amount not to exceed approximately

$10.2 million in the aggregate) (the “2020 Annual Bonus Payments”) are not paid by SEACOR prior to the Effective Time, Parent shall cause the Surviving Corporation to pay the 2020 Annual Bonus Payments to the applicable recipients by no later than March 15, 2021, subject to the limitations set forth in the Merger Agreement and Company Disclosure Letter. If a recipient of a 2020 Annual Bonus Payment is terminated by SEACOR or the Surviving Corporation without “cause” prior to the payment date, then SEACOR or the Surviving Corporation, as applicable, shall pay to such recipient his or her 2020 Annual Bonus Payment on the date 2020 Annual Bonus Payments are made. For the avoidance of doubt, 2020 Annual Bonus Payments will be paid in a single lump sum and not subject to a deferred payment schedule;

(ii) Unless otherwise agreed to, Parent shall cause the Surviving Corporation or one of its subsidiaries, as applicable, to pay the portion of cash bonuses approved under the SEACOR’s Management Incentive Plan in respect of any year prior to 2020 which, pursuant to the terms of the Management Incentive Plan, are payable following the date of the Merger Agreement (“Deferred Bonuses”) to the applicable recipients on SEACOR’s first regularly scheduled payroll date following the Effective Time; subject to the limitations set forth in the Merger Agreement and Company Disclosure Letter.

Nothing in the Merger Agreement will confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause or to amend or terminate any Company Plan, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, SEACOR or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan, policy or program covering such Continuing Employee.

Directors’ and Officers’ Indemnification and Insurance. From and after the Effective Time, the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of SEACOR or any of its subsidiaries (in each case, to the extent acting in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities or awards paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (each, a “Proceeding”), arising out of, relating to or in connection with the fact that such person is or was a director or officer of SEACOR or any of its subsidiaries or any acts or omissions occurring or alleged to occur prior to the Effective Time in such person’s capacity as a director or officer of SEACOR, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that SEACOR would have been permitted under DGCL and its certificate of incorporation and bylaws in effect on the date of the Merger Agreement to indemnify such person (and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) advance expenses (including reasonable legal fees and expenses) incurred in the defense of any Proceeding, including any expenses incurred in successfully enforcing such person’s rights hereunder, regardless of whether indemnification with respect to or advancement of such expenses is authorized under the certificate of incorporation, the bylaws or the certificate of incorporation and bylaws, or equivalent organizational documents, of any subsidiary; provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification under the Merger Agreement.

The Merger Agreement further provides that, for a period of six years after the Effective Time, or if any applicable statute of limitations is extended to a later date, for a period ending on such later date, Parent has agreed that all provisions in the Surviving Corporation’s certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers will be no less favorable to such directors and officers than such provisions contained in SEACOR’s certificate of incorporation and bylaws in effect as of the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Effective Time, or if any applicable statute of limitations is extended to a later date, for a period ending on such later date, in any manner that would adversely affect the rights of any such individuals thereunder.

In addition, Parent has agreed to maintain, or to cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for at least six years from the Effective Time the current policies of the directors’ and officers’ liability insurance and fiduciary liability insurance maintained by SEACOR (provided that Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are not less advantageous to any beneficiary thereof) with respect to matters existing or occurring at or prior to the Effective Time. At Parent’s option, in lieu of maintaining such current policies, SEACOR shall purchase from insurance carriers with comparable credit ratings, no later than the Effective Time, a six-year prepaid “tail policy” providing at least the same coverage and amounts containing terms and conditions that are no less advantageous in the aggregate to the insured than the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by SEACOR and its subsidiaries with respect to claims arising from facts or events that occurred at or before the Effective Time, including the transactions contemplated by the Merger Agreement; provided, however, that after the Effective Time, Parent and the Surviving Corporation shall not be required to pay in the aggregate for such coverage under each such policy more than 300% of the last annual premium paid by SEACOR prior to the date of the Merger Agreement in respect of the coverage required to be obtained pursuant hereto under each such policy, but in such case shall purchase as much coverage as reasonably practicable for such amount. In the event SEACOR elects to purchase such a “tail policy”, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder for six years from the Effective Time. Parent agrees to cause the Surviving Corporation to honor and perform under, all indemnification agreements that were entered into by SEACOR or any of its subsidiaries with any Indemnified Party and that copies of which have been provided to Parent prior to the date of the Merger Agreement.

Transaction Litigation. In the event that any stockholder litigation (including, without limitation, any stockholder demand for corporate books and records pursuant to Section 220 of the DGCL) arising from or related to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement is brought or threatened in writing against SEACOR or any members of its Board of Directors after the date of the Merger Agreement and prior to the Effective Time (the “Transaction Litigation”), SEACOR shall promptly notify Parent in writing of any such Transaction Litigation and shall keep Parent promptly and reasonably informed with respect to the status thereof. SEACOR shall give Parent the opportunity to participate in the defense of any Transaction Litigation and keep Parent reasonably apprised of, and consult with Parent and Parent’s outside counsel (and consider in good faith Parent’s advice), with respect to, all filings or responses to be made by SEACOR in connection with any Transaction Litigation, proposed strategy, any material decisions related thereto. SEACOR shall not settle or otherwise resolve, or agree to settle or otherwise resolve, any Transaction Litigation without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned).

Financing. Under the Merger Agreement, Parent and Purchaser have agreed to use their reasonable best efforts to take, or cause to be taken, all actions, or cause to be done, all things necessary, proper or advisable to arrange and consummate the financing provided under the equity commitment letter and the debt commitment letter (which we refer to together with the equity commitment letter, the “commitment letters”), including:

•	maintaining in full force and effect the commitment letters until the earliest of the consummation of the Transactions, termination of the Merger Agreement or alternative financing being obtained;

•	satisfying on a timely basis, to the extent within their control, all conditions to funding in the debt commitment letter and the definitive agreements to be entered into pursuant thereto,

•

negotiating and entering into definitive agreements with respect thereto on terms and conditions (i) described in the debt commitment letter or (ii) consistent in all material respects with the debt commitment letter or (iii) which are otherwise permissible under the Merger Agreement;

•	consummating the debt financing required to consummate the Offer and the Merger in the event all conditions to the debt financing have been satisfied;

•	obtaining the equity financing contemplated by the equity commitment letter upon satisfaction or waiver of the Offer Conditions;

•

notifying SEACOR of (i) receipt of any written notice or other written communication from any lender or other debt financing source with respect to any actual breach, default, repudiation, cancellation or termination by any party to the commitment letters, (ii) material dispute or disagreement between or among any party to the debt commitment letters (excluding ordinary course negotiations with respect to the debt commitment letter), (iii) becoming aware of any fact, circumstance, event or other reason that Parent reasonably expects will result in Parent not being able to obtain all or any portion of the financing on the material terms, in the manner or from the sources contemplated by the commitment letters or the prevention, impediment or delay of consummation of the Closing;

•

seeking alternative debt financing (though Parent and Purchaser are not required to obtain financing that (i) involve terms and conditions that are less beneficial in the aggregate to Parent or Purchaser and (ii) would reasonably be expected to prevent, impede or delay the consummation of the Closing).

Consummation of the financing is not a condition to the Offer. Between the date of the Merger Agreement and the consummation of the Merger, SEACOR has agreed to provide such reasonable assistance and cooperation as Parent may reasonably request in connection with any proposed debt financing.

Takeover Laws. If any “fair price,” “moratorium,” “business combination,” “control share acquisition” or other form of anti-takeover statute or regulation is or may become applicable to the Merger or the other transactions contemplated by the Merger Agreement, each of SEACOR and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. Nothing in this section shall be construed to permit Parent or Purchaser to do any act that would constitute a violation or breach of, or as a waiver of any of SEACOR’s rights under, any other provision of the Merger Agreement.

Rule 16b-3. Prior to the Offer Acceptance Time, SEACOR shall be permitted to take such steps as may be reasonably necessary or advisable to cause any dispositions of SEACOR equity securities (including derivative securities) pursuant to the transactions contemplated by the Merger Agreement by each individual (including any person who is deemed to be a “director by deputization” under applicable securities laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SEACOR to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Stock Exchange Delisting. Prior to the Closing, SEACOR shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE as promptly as practicable after the Effective Time and the deregistration of the Shares under the Exchange Act at the Effective Time.

No Solicitation. Except as expressly permitted by the Merger Agreement, from the date of the Merger Agreement until the Effective Time or, if earlier, the valid termination of the Merger Agreement, SEACOR shall not, shall cause its subsidiaries not to and shall use its reasonable best efforts to cause its and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives (collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal (as defined below);

(ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to any proposal, offer or inquiry that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal;

(iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal; or,

(iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal.

SEACOR also agreed:

(i) to, and to cause each of its subsidiaries and to use its reasonable best efforts to cause its and their Representatives to, immediately following the execution of the Merger Agreement, cease any solicitations, discussions or negotiations with any person (other than the Parent, the Purchaser and their respective Representatives) in connection with an Acquisition Proposal, in each case that existed as of the date of the Merger Agreement;

(ii) to, promptly following the execution of the Merger Agreement, request each person (other than the Parent, the Purchaser and their respective Representatives) that had in the six months prior to the date of the Merger Agreement executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all confidential information furnished to such person by or on behalf of it or any of its subsidiaries prior to the date of the Merger Agreement and terminate access to any physical or electronic data room maintained by or on behalf of SEACOR or any of its subsidiaries;

(iii) to promptly notify, in writing, Parent of the receipt of any inquiry, proposal or offer received after the date of the Merger Agreement that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the person or group of persons making, such inquiry, proposal or offer and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer; and

(iv) to promptly keep Parent reasonably informed of any material developments with respect to any such inquiry, proposal, offer or Acquisition Proposal.

SEACOR and SEACOR’s subsidiaries shall not modify, amend, terminate, waive or release any provisions of any standstill provisions (including provisions that restrict or prohibit the purchase of Shares) of any confidentiality agreement (or any similar agreement) to which SEACOR or any of its subsidiaries is a party relating to an Acquisition Proposal; provided, that SEACOR may grant a waiver, amendment or release under any confidentiality or standstill agreement to the extent necessary to allow for a confidential Acquisition Proposal to be made to SEACOR or the Board of Directors so long as the Board of Directors of SEACOR determines prior to the grant of such waiver, amendment or release in good faith, after consultation with outside legal counsel to SEACOR, that the failure of the Board of Directors of SEACOR to take such action would be reasonably likely to be inconsistent with its duties under applicable law.

The above limitations shall not prevent SEACOR or its Board of Directors from:

(i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), making a customary “stop-look-and-listen” communication to the stockholders of SEACOR pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of SEACOR) or from making any legally required disclosure to

SEACOR’s stockholders with regard to the transactions contemplated by the Merger Agreement or an Acquisition Proposal; provided, that, any communication to stockholders made regarding an Acquisition Proposal that would constitute a Change of Recommendation (as defined below) may only be made if the Board of Directors of SEACOR determines in its good faith judgment, after consultation with its financial advisors and outside legal counsel, that failure to make such a disclosure to the stockholders with regard to such Acquisition Proposal would be inconsistent with its obligations under applicable law or under the Exchange Act;

(ii) prior to the Offer Acceptance Time, engaging in discussions with any person or group and their respective Representatives who has made an Acquisition Proposal after the date of the Merger Agreement that did not result from a breach of the non-solicitation provisions of the Merger Agreement, solely for the purpose of clarifying such Acquisition Proposal and the terms thereof;

(iii) prior to the Offer Acceptance Time, (A) contacting and engaging in any negotiations or discussions with any person and its Representatives who has made an Acquisition Proposal after the date of the Merger Agreement that did not result from a breach of the non-solicitation provisions of the Merger Agreement (which negotiations or discussions need not be solely for clarification purposes) and (B) providing access to SEACOR’s or any of its subsidiaries’ properties, books and records and providing information or data in response to a request therefor by a person who has made a bona fide Acquisition Proposal that did not result from a breach of the non-solicitation provisions of the Merger Agreement, in each case, if the Board of Directors shall have determined in good faith, after consultation with its outside legal counsel and financial advisor(s), that such Acquisition Proposal constitutes or could reasonably be expected to constitute, result in or lead to a Superior Proposal (as defined below); provided that SEACOR shall provide to Parent and Purchaser any material non-public information or data that is provided to any person given such access that was not previously made available to Parent or Purchaser prior to or substantially concurrently with the time it is provided to such person; provided, further, that SEACOR shall promptly notify Parent after the taking any action described hereunder;

(iv) prior to the Offer Acceptance Time, making a Change of Recommendation (only to the extent permitted by the Merger Agreement); or

(v) resolving, authorizing, committing or agreeing to take any of the foregoing actions, only to the extent such actions would be permitted by the foregoing clauses (i) through (iv).

Change of Recommendation. As described above and subject to the provisions described below, the Board of Directors of SEACOR has (i) determined that it is fair to and in the best interests of SEACOR and the stockholders of SEACOR, and declared it advisable, to enter into the Merger Agreement with Parent and Purchaser providing for the Merger, (ii) approved the Merger Agreement and the transactions contemplated thereby, (iii) resolved that the Merger shall be effected, and (iv) resolved recommending that the stockholders of SEACOR accept the Offer and tender their shares to Purchaser pursuant to the Offer (the preceding clauses (i) through (iv), the “Company Board Recommendation”).

Notwithstanding anything to the contrary in the Merger Agreement, if, at any time prior to the Offer Acceptance Time, SEACOR’s Board of Directors determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, in response to an Acquisition Proposal that did not result from a breach of the non-solicitation provisions of the Merger Agreement, that such proposal constitutes a Superior Proposal, SEACOR or its Board of Directors may, prior to the Offer Acceptance Time, (A) (1) withdraw (or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw (or modify in a manner adverse to Parent or Purchaser), the Company Board Recommendation, (2) adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, such Superior Proposal, (3) following the commencement of a tender offer or exchange offer relating to the Shares by a person unaffiliated with Parent, fail to publicly affirm the Company Board Recommendation and recommend that SEACOR’s stockholders reject such tender offer or exchange offer within ten business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) promulgated under the

Exchange Act (or, if earlier, by the close of business on the End Date) or (4) fail to include the Company Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to SEACOR’s stockholders (any action described in this clause (A) being referred to as a “Change of Recommendation”) or (B) terminate the Merger Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided that SEACOR pays to Parent the Company Termination Payment required to be paid pursuant to the Merger Agreement at or prior to the time of such termination (it being agreed that such termination shall not be effective unless such fee is so paid).

The Merger Agreement furthers provide that SEACOR will not be entitled to make a Change of Recommendation or terminate the Merger Agreement unless (x) SEACOR delivers to Parent a written notice (a “Company Notice”) advising Parent that SEACOR’s Board of Directors proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action of the Board of Directors of SEACOR (including the identity of the party making such Superior Proposal and a written summary of any material terms and conditions communicated orally), and shall include with such notice unredacted copies of the proposed transaction agreement (if any) and copies of any other documents evidencing or specifying the terms and conditions of such Acquisition Proposal, and (y) at or after 5:00 p.m., New York City time, on the third business day immediately following the day on which SEACOR delivered the Company Notice (such period from the time the Company Notice is provided until 5:00 p.m. New York City time on the third business day immediately following the day on which SEACOR delivered the Company Notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of such Superior Proposal shall be deemed to constitute a new Superior Proposal and shall require a new notice but with an additional two business days (instead of three Business Days) period from the date of such notice), the “Notice Period”), the Board of Directors of SEACOR reaffirms in good faith (1) after consultation with its outside legal counsel and financial advisor(s) that such Acquisition Proposal continues to constitute a Superior Proposal if the adjustments to the terms and conditions of the Merger Agreement proposed by Parent (if any) were to be given effect and (2) after consultation with its outside legal counsel, that the failure to make a Change of Recommendation or so terminate would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law. If requested by Parent, SEACOR will, and will cause its subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of the Merger Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal.

Notwithstanding anything to the contrary above, if, at any time prior to the Offer Acceptance Time, SEACOR’s Board of Directors determines in good faith, in response to an Intervening Event (as defined below), after consultation with its outside legal counsel, that the failure to make a Change of Recommendation would be reasonably likely to be inconsistent with its duties under applicable law, SEACOR or its Board of Directors may, prior to the Offer Acceptance Time, make a Change of Recommendation.

“Acquisition Proposal” means any proposal or offer from any person (other than Parent, Purchaser or their respective affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of SEACOR and its subsidiaries, taken as a whole, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of SEACOR and its subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Board of Directors of SEACOR), including through the acquisition of one or more subsidiaries of SEACOR owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of SEACOR or any surviving entity (or any direct or indirect parent company thereof), any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of the total voting power of the equity securities of SEACOR, or any merger, reorganization, consolidation, share exchange, business combination, dual listed structure, joint venture, strategic alliance, recapitalization, liquidation, dissolution or similar transaction involving SEACOR (or any subsidiary or subsidiaries of SEACOR whose business constitutes 20% or more of the net revenues, net income or assets of SEACOR and its subsidiaries, taken as a whole), (D)

any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, dual listed structure, joint venture, strategic alliance, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of SEACOR or any surviving entity (or any direct or indirect parent company thereof), or (E) any other transaction having a similar effect to those described in the foregoing clauses (A) through (D).

“Superior Proposal” means any bona fide and written Acquisition Proposal made by a third party (who is not an affiliate of SEACOR) that is on terms that the Board of Directors of SEACOR in good faith determines to be more favorable from a financial point of view to the stockholders of SEACOR than the transactions contemplated by the Merger Agreement after taking into account all factors and matters deemed relevant in good faith by the Board of Directors of SEACOR, including legal, financial (including the financing terms of any such proposal), regulatory, timing, likelihood of consummation or other aspects of such proposal and the transactions contemplated hereby (taking into account any proposed amendment or modification proposed by Parent pursuant to the Merger Agreement); provided that for purposes of the definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in the Merger Agreement, except that the references to “20% or more” in such definition shall be deemed to be references to “more than 50%”.

“Intervening Event” means an event, fact, development, circumstance or occurrence (but specifically excluding any Acquisition Proposal or Superior Proposal) that materially affects the business, assets, operations or prospects of SEACOR and its subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to SEACOR or the Board of Directors of SEACOR as of the date of the Merger Agreement (or the consequences of which were not reasonably foreseeable to the Board of Directors of SEACOR as of the Merger Agreement), becomes known to SEACOR or the Board of Directors of SEACOR after the date of the Merger Agreement.

Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time only as follows:

(a) by mutual written consent of Parent and SEACOR;

(b) by Parent or SEACOR if any court or other governmental entity of competent jurisdiction shall have issued a final order, decree or ruling or taken any other final action permanently restraining, enjoining or otherwise prohibiting acceptance of payment for Shares pursuant to the Offer or the Merger, and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the party seeking to terminate the Merger Agreement shall not have the right to so terminate if any action of such party (or, in the case of Parent, Purchaser) or the failure of such party (or, in the case of Parent, Purchaser) to perform any of its obligations under the Merger Agreement required to be performed at or prior to the Effective Time caused the events specified;

(c) by either Parent or SEACOR if the Offer Acceptance Time shall not have occurred on or before the End Date; provided, that the right to terminate the Merger Agreement shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Purchaser) or the failure of such party (or, in the case of Parent, Purchaser) to perform any of its obligations under the Merger Agreement required to be performed at or prior to the Offer Acceptance Time was the primary cause of the failure of the Offer Acceptance Time to occur on or before the End Date;

(d) by written notice from SEACOR:

(i) prior to the Offer Acceptance Time, if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Purchaser contained in the Merger Agreement, such that (A) the representations and warranties of Parent and Purchaser set forth in Section 5.3(c) of the Merger Agreement shall not be true and correct in all material respects as of the date of the Merger Agreement and as of the Offer Acceptance Time or (B) such breach would reasonably expected to prevent Parent or Purchaser from consummating the Offer and the Merger by the End Date, and such breach is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by SEACOR to Parent or (B) the End Date; provided that SEACOR shall not have the right to terminate this Agreement if SEACOR is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

(ii) if Purchaser fails to commence the Offer on or prior to the 10th business day following the date of the Merger Agreement; or

(iii) if Purchaser fails to (x) accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 1.1(h) of the Merger Agreement following the expiration of the Offer, (y) purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in Section 1.1(h) of the Merger Agreement following the Offer Acceptance Time, or (z) otherwise consummate the Offer in accordance with the terms of the Merger Agreement; or

(iv) prior to the Offer Acceptance Time, in order to enter into a definitive agreement with respect to a Superior Proposal, subject to the terms and conditions of the Merger Agreement;

(e) by written notice from Parent if:

(i) there shall have been a breach of any representation, warranty, covenant or agreement on the part of SEACOR contained in the Merger Agreement, such that the conditions set forth in clause (b) or (c) on Annex I of the Merger Agreement (and described in Section 13—“Conditions of the Offer”) would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (A) 30 days after written notice thereof is given by Parent to SEACOR or (B) the End Date; provided that Parent shall not have the right to terminate the Merger Agreement if Parent or Purchaser is then in material breach of any of its representations, warranties, covenants or agreements contained in the Merger Agreement; or

(ii) at any time prior to the Offer Acceptance Time, (A) the Board of Directors of SEACOR shall have made a Change of Recommendation or (B) there shall have been a willful breach by SEACOR of the covenants set forth in Section 7.1 of the Merger Agreement; or

(f) by SEACOR, if (i) at the Expiration Date, all of the Offer Conditions shall be satisfied or waived (other than conditions that by their nature are to be satisfied or waived at the Offer Acceptance Time), (ii) SEACOR has delivered written notice to Parent to such effect and (iii) Purchaser fails to consummate (as defined in Section 251(h) of the DGCL) the Offer and the Merger within three business days following SEACOR’s delivery of such notice.

Effect of Termination. In the event of the valid termination of the Merger Agreement pursuant to its terms, the Merger Agreement will become void and there shall be no liability or obligation on the part of any party thereto, except that (i) certain specified provisions of the Merger Agreement will survive (including the provisions regarding termination payments and fees described below), and (ii) except as set forth in the Merger Agreement, termination will not relieve any party from liability for fraud or willful and material breach of the Merger Agreement prior to such termination.

Company Termination Payment. SEACOR shall pay to Parent a fee of $29,000,000 (the “Company Termination Payment”) if the Merger Agreement is terminated:

(i) by SEACOR prior to the Offer Acceptance Time, in order to enter into a definitive agreement with respect to a Superior Proposal;

(ii) by the Parent at any time prior to the Offer Acceptance Time in the event the Board of Directors of SEACOR shall have made a Change of Recommendation;

(iii) by SEACOR or Parent in the event the Offer Acceptance Time shall not have occurred on or before the End Date, but only under circumstances in which Parent would have been entitled to terminate the Merger Agreement due to the Board of Directors of SEACOR making a Change of Recommendation prior to the Offer Acceptance;

(iv) (A) by either Parent or SEACOR in the event the Offer Acceptance Time shall not have occurred on or before the End Date, (B) by Parent in the event a breach of any representation, warranty, covenant or agreement on the part of SEACOR contained in the Merger Agreement such that the conditions set forth in clause (b) or (c) on Annex I of the Merger Agreement (and described in Section 13—“Conditions of the Offer”) would not be satisfied and such breach is not curable or, if curable, is not cured prior to the earlier of (i) 30 days after written notice thereof is given by Parent to SEACOR or (ii) the End Date, or (C) by Parent at any time prior to the Offer Acceptance Time, if there was a willful breach by SEACOR of the covenants set forth in Section 7.1 of the Merger Agreement and (x) at any time after the date of the Merger Agreement and prior to the termination of the Merger Agreement an Acquisition Proposal shall have been made to the Board of Directors of SEACOR or made publicly to SEACOR’s stockholders or shall otherwise have become publicly known, or any person shall have publicly announced an intention to make an Acquisition Proposal, in each case, whether or not conditional and whether or not withdrawn and (y) within nine (9) months after such termination, SEACOR or any of its subsidiaries shall have entered into a definitive agreement with respect to any Acquisition Proposal that is later consummated, or shall have consummated any Acquisition Proposal.

Parent Termination Fee. Parent shall pay to SEACOR a fee of $52,000,000 (the “Parent Termination Fee”) if the Merger Agreement is terminated by SEACOR:

(i) due to a willful breach by Parent or Purchaser in accordance with the Section 9.1(d)(i) of the Merger Agreement;

(ii) if Purchaser fails to (x) accept for payment all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in the Merger Agreement following the expiration of the Offer, (y) purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer within the period specified in the Merger Agreement following the Offer Acceptance Time, or (z) otherwise consummate the Offer in accordance with the terms of the Merger Agreement;

(iii) if (a) at the Expiration Date, all of the Offer Conditions shall be satisfied or waived (other than conditions that by their nature are to be satisfied or waived at the Offer Acceptance Time), (b) SEACOR has delivered written notice to Parent to such effect and (c) Purchaser fails to consummate (as defined in Section 251(h) of the DGCL) the Offer and the Merger within three (3) business days following SEACOR’s delivery of such notice; or

(iv) if the Offer Acceptance Time shall not have occurred on or before the End Date (subject to the limitations in the Merger Agreement).

Each of the Parent Termination Fee and the Company Termination Payment shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating the Merger Agreement and in reliance on the Merger Agreement and on the expectation of the consummation of the Offer and the Merger, which amount would otherwise be impossible to calculate with precision. In no event shall either SEACOR be required to pay the Company Termination Payment or Parent will be required to pay the Parent Termination Fee, as the case may be, on more than one occasion.

Specific Performance. The parties to the Merger Agreement have agreed that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, would occur in the event that the parties do not perform the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions, and accordingly, but subject to the below, the parties acknowledge and agree that they shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof, without any requirement for the posting of security, this being in addition to any other remedy to which they are entitled at law or in equity. Subject to the below, the parties further acknowledged and agreed that prior to the Closing, SEACOR shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of the Merger Agreement, by Parent or Purchaser.

Notwithstanding anything in the Merger Agreement or other transaction document to the contrary, the parties to the Merger Agreement acknowledged and agreed that SEACOR shall be entitled to seek specific performance to cause Parent and Purchaser to cause the equity financing to be funded and to cause the Offer Acceptance Time to occur and to consummate the Closing if, and only if, (A) at the Expiration Date, all of the Offer Conditions shall be satisfied or waived in writing (other than conditions that by their nature are to be satisfied or waived at the Offer Acceptance Time), (B) with respect to the consummation of the Merger, all of the conditions set forth in Section 8.1 of the Merger Agreement are satisfied or waived in writing (other than conditions that by their nature are to be satisfied or waived at the Effective Time), (C) the financing contemplated by the debt financing commitments (or, if applicable, the alternative financing, as provided in the Merger Agreement) has been funded in full in accordance with its terms or will be funded in full in accordance with its terms at the Offer Acceptance Time or the Closing if the equity financing is funded and (D) SEACOR has confirmed that, if specific performance is granted and the equity financing and debt financing are funded, then the Closing will occur.

Expenses. Except as otherwise specifically provided in the Merger Agreement, each of Parent, Purchaser and SEACOR shall bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby. Filing fees incurred in connection with applications and filings under the HSR Act shall be borne by Parent.

Modification or Amendment. At any time prior to the Offer Acceptance Time, SEACOR, Parent and Purchaser may modify or amend the Merger Agreement by written agreement, executed and delivered by duly authorized officers of SEACOR, Parent and Purchaser. Following the Offer Acceptance Time, the Merger Agreement may not be amended in any manner that causes the Merger Consideration to differ from the Offer Price. No amendments or modifications to the provisions of the Merger Agreement of which the lenders under the debt facilities are expressly made third-party beneficiaries can be amended or modified in a manner adverse to any such lender without prior written consent of such lender.

Waiver. At any time prior to the Offer Acceptance Time, SEACOR, Parent or Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto and (c) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any such extension or wavier is valid if set forth in writing signed by the parties to be bound thereby.

Governing Law. The Merger Agreement is governed by Delaware law, provided, that any right or obligation with respect to any debt financing source, debt commitment letter and transactions contemplated thereby is governed by New York law.

Jurisdiction. SEACOR, Parent and Purchaser have agreed that, except with respect to matters involving any debt financing source, their affiliates or their respective members, partners or representatives or in connection with the debt financing or the debt commitment letter, any proceeding in respect of any claim arising from, under or in connection with the Merger Agreement will be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom in accordance with the terms of the Merger Agreement. Any proceedings relating to matters involving any debt financing source, their affiliates or their respective members, partners or representatives or in connection with the debt financing or debt commitment letter will be brought exclusively in any court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York. The parties have also agreed to waive jury trial to the fullest extent permitted by law.

Offer Conditions. The Offer Conditions are described in Section 13—“Conditions of the Offer.”

Other Agreements.

Confidentiality Agreement. Prior to signing the Merger Agreement, AIP, LLC and SEACOR entered into a non-disclosure agreement, effective as of August 7, 2020 (the “Confidentiality Agreement”), pursuant to which

AIP, LLC agreed, subject to certain exceptions, to keep confidential certain nonpublic information about SEACOR in connection with the consideration of a possible business transaction involving AIP, LLC or an affiliate of AIP, LLC and SEACOR. The Confidentiality Agreement, and all obligations under the Confidentiality Agreement, survive termination or expiration of the Confidentiality Agreement, and will expire two years after the date of the Confidentiality Agreement. The Confidentiality Agreement also includes a customary one-year standstill provision prohibiting certain actions by AIP, LLC and its affiliates and associates in respect of SEACOR’s securities and stockholders, and a customary two-year restriction on the solicitation of SEACOR’s employees by AIP, LLC and its affiliates, each subject to certain exceptions.

This summary and description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO, which is incorporated herein by reference.

Limited Guarantee. Simultaneously with the execution of the Merger Agreement, AIP Fund VII provided SEACOR with a limited guarantee, dated as of the date of the Merger Agreement (the “Limited Guarantee”), pursuant to which AIP Fund VII guarantees the payment to SEACOR of (i) the Parent Termination Fee, (ii) reasonable and documented out-of-pocket costs and expenses payable by Parent or Purchaser in connection with a suit initiated by SEACOR that results in an award against Parent for the Parent Termination Fee in accordance with the Merger Agreement (provided, that, in no event will the liability under the Limited Guarantee to SEACOR pursuant to this clause (ii) exceed $2,500,000) and (iii) reasonable and documented out-of-pocket costs incurred by SEACOR, its subsidiaries or their representatives in connection with cooperation with regard to the financing contemplated by the Merger Agreement.

This summary and description of the Limited Guarantee does not purport to be complete and is qualified in its entirety by reference to the Limited Guarantee, which is filed as Exhibit (d)(3) to the Schedule TO, which is incorporated herein by reference.

12.	Source and Amount of Funds.

The Offer is not conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to consummate the Merger (including payments for options, restricted shares, to pay off indebtedness, to pay transaction expenses and other payments referred to in the Merger Agreement) pursuant to the Merger Agreement and to purchase all of the Shares pursuant to the Offer and the Merger Agreement will be approximately $1.06 billion. Purchaser anticipates funding these payments from a combination of some or all of the following credit commitments and facilities of Parent and equity financing of Parent.

Debt Financing.

On December 4, 2020, Parent entered into a commitment letter (the “Debt Commitment Letter”) with Ally Bank and HPS Investment Partners, LLC (the “Lenders”) pursuant to which the Lenders have committed to provide (i) up to $100 million in commitments under a senior secured asset-based revolving credit facility (the “ABL Facility”) and (ii) a term loan facility (the “Term Loan Facility”), comprising a $395.60 million closing date term loan facility and a $169.40 million delayed draw facility. The proceeds of the Term Loan Facility may be used for the payment of consideration in connection with the Merger, the repayment of SEACOR’s existing credit facilities that are required to be repaid on the Closing under the Merger Agreement and the redemption of SEACOR’s existing senior convertible notes, and the payment of fees and expenses related to the foregoing, amongst other purposes. The proceeds of the ABL Facility may be used for, amongst other purposes, working capital purposes and other general corporate purposes, and on the closing date the amount that can be drawn limited to a specified amount. The amount that may be borrowed under the ABL Facility is based on the value of certain accounts receivable, amongst other things.

Borrowings under the Term Loan Facility will mature on the date that is five years and six months after the date of the Closing and borrowings under the ABL Facility will mature on the date that is five years after the date of the Closing. The ABL Facility and Term Loan Facility will bear interest at a rate per annum equal to, at the option of Parent, either (i) the highest of (a) the rate equal to the Federal Funds Rate plus 0.50%, (b) the prime rate as quoted by the Wall Street Journal and (c) the adjusted one-month London Interbank Offered Rate, or (ii) a rate equal to the adjusted London Interbank Offered Rate for the deposit of U.S. dollars, in each case plus an applicable margin, and subject to an interest rate floor. In addition, the Term Loan Facility and the ABL Facility are subject to certain commitment fees in respect of the unutilized portion of commitments thereunder, and the ABL Facility is subject to certain fees in respect of letters of credit issued thereunder.

The commitments of the Lenders are conditioned upon, among other things, the execution and delivery of definitive documentation for the ABL Facility and Term Loan Facility, consummation of the Offer, absence of material adverse effect with respect to SEACOR, accuracy in all material respects of certain representations and warranties and delivery of certain financial statements.

The foregoing summary of the Debt Commitment Letter does not purport to be complete and is qualified in its entirety by reference to the Debt Commitment Letter itself, which is incorporated herein by reference. We have filed a copy of the Debt Commitment Letter as Exhibit (d)(4) to the Schedule TO.

We have neither sought nor made alternative financing arrangements should the ABL Facility and Term Loan Facility not be available.

The Offer is not conditional upon any financing arrangements.

Equity Financing.

Parent has received an Equity Commitment Letter, dated as of the date of the Merger Agreement (the “Equity Commitment Letter”), from AIP Fund VII pursuant to which AIP Fund VII has committed, subject to the conditions of the Equity Commitment Letter, to provide equity financing up to $580 million (the “Equity Commitment Amount”) for the purpose of enabling Parent to fund amounts required to be paid pursuant to Section 3.3(a) of the Merger Agreement and fees and expenses required to be paid by Parent or Purchaser pursuant to the Merger Agreement (if any).

The conditions to AIP Fund VII’s obligation to fund the Equity Commitment Amount under the Equity Commitment Letter include: (a) the execution and delivery of the Merger Agreement by Parent, Purchaser and SEACOR, (b) with respect to the portion of the Equity Commitment Amount allocable to the aggregate Offer Price, (w) satisfaction or waiver in writing of each of the conditions to Purchaser’s obligation to accept for purchase, and to pay for, the Shares validly tendered (and not validly withdrawn) pursuant to the Offer and set forth in Section 13—“Conditions of the Offer,” and (x) the occurrence of the Offer Acceptance Time in accordance with the terms and conditions of the Merger Agreement, and (c) with respect to the remaining portion of the Equity Commitment Amount, (y) the satisfaction or waiver in writing of each of the conditions of Parent and Purchaser’s obligation to consummate the Merger set forth in Section 8.1 of the Merger Agreement and (z) the substantially simultaneous consummation of the Merger in accordance with the terms and conditions of the Merger Agreement. The obligations of AIP Fund VII to provide the Equity Commitment Amount and the Equity Commitment Letter will terminate automatically and immediately upon the earliest to occur of (a) the Closing (at which point all such obligations shall be discharged), (b) valid termination of the Merger Agreement pursuant to its terms, (c) funding of equity financing under the Equity Commitment Letter that, in the aggregate, equals the Equity Commitment Amount (as may be reduced in accordance with the terms and conditions of the Equity Commitment Letter) and (d) SEACOR or its affiliates asserting a claim against AIP Fund VII or any Non-Recourse Party (as defined in the Equity Commitment Letter) under or in connection with the Merger Agreement or any of the transactions contemplated thereby other than SEACOR asserting specific claims set forth in the Equity Commitment Letter. Upon termination of the Equity Commitment Letter, AIP Fund VII has no further obligations or liabilities with respect thereto.

This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(5) to the Schedule TO and which is incorporated herein by reference.

13.	Conditions of the Offer.

The obligation of Purchaser to accept for purchase and pay for Shares validly tendered and not validly withdrawn pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses (a) through (h) below. Notwithstanding any other provisions of the Offer or the Merger Agreement to the contrary and subject to any applicable rules and regulations of the SEC including Rule 14e-1(c) of the Exchange Act, Purchaser is not required to accept for purchase or pay for, and may delay the acceptance for payment of, or the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may terminate the Offer: (i) upon termination of the Merger Agreement; and (ii) at any scheduled Expiration Date (subject to any extensions of the Offer), if: (A) the Minimum Tender Condition (described in clause (a) below), the Termination Condition (described in clause (h) below), the HSR Condition (described in clause (e) below), or the Governmental Impediment Condition (described in clause (e) below) shall not be satisfied by one minute after 11:59 p.m., Eastern Time on the Expiration Date; or (B) any of the additional conditions described below has not been satisfied or waived in writing by Parent:

a.

there shall have been validly tendered and not validly withdrawn Shares that, considered together with all other Shares (if any) beneficially owned by Parent and its affiliates, represent one more Share than 66 2/3% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Tender Condition”); provided, however, that for purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL) are not treated as tendered;

b.

the representations and warranties of SEACOR (i) set forth in Sections 4.1, 4.2 (solely with respect to SEACOR), 4.4, 4.5(a)(i), 4.22 and 4.23 of the Merger Agreement shall be true and correct in all material respects, (ii) set forth in Section 4.3 of the Merger Agreement shall be true and correct in all respects (except for de minimis inaccuracies), in each case, as of the date of the Merger Agreement and at and as of the Offer Acceptance Time as if made on and as of the Offer Acceptance Time (except to the extent any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (iii) set forth in Section 4.9(b) of the Merger Agreement shall be true and correct in all respects and (iv) set forth in the remaining sections of Article IV of the Merger Agreement shall be true and correct in all respects (without giving effect to any “materiality,” “Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made of the Offer Acceptance Time (except to the extent such representation or warranty speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect;

c.

SEACOR has performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under the Merger Agreement at or prior to the Offer Acceptance Time;

d.

Parent has received a certificate executed on behalf of SEACOR by the chief executive officer of SEACOR confirming that the conditions set forth in paragraphs (b), (c) and (f) in this section have been satisfied;

e.

(i) no governmental entity of competent jurisdiction has enacted or promulgated any law, statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) to prohibit, restrain, enjoin or make illegal the consummation of the Offer or the Merger that remains in effect (the “Governmental Impediment Condition”) and (ii) each other consent, approval or clearance with respect to the Offer and the Merger has been obtained, and termination or expiration of any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has been obtained (the “HSR Condition”);

f.	since the date of the Merger Agreement, no Material Adverse Effect (as defined above) shall have occurred;

g.

SEACOR has delivered to Parent a certificate pursuant to Treasury Regulations Section 1.1445-2(c)(3), stating that the Shares are not “United States real property interests” within the meaning of Section 897 of the Code; and

h.	the Merger Agreement shall not have terminated in accordance with its terms (the “Termination Condition”).

The foregoing conditions (the “Offer Conditions”) shall be in addition to, and not a limitation of, the rights of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement. The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such conditions (including any action or inaction by Parent or Purchaser) and (except for the Minimum Tender Condition) may be waived by Parent and Purchaser, in whole or in part, at any time and from time to time, in the sole and absolute discretion of Parent and Purchaser. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

14.	Dividends and Distributions.

The Merger Agreement provides that SEACOR will not, between the date of the Merger Agreement and the Effective Time, declare, set aside, establish a record date for, authorize, make or pay any dividends or other distribution, payable in cash, stock, property or otherwise, with respect to any of its or its subsidiary’s capital stock (except for any dividend or distribution by a subsidiary of SEACOR to SEACOR or any wholly-owned subsidiary of SEACOR). See Section 11—“Purpose of the Offer and Plans for SEACOR; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Conduct of Business Pending the Merger.”

15.	Certain Legal Matters; Regulatory Approvals.

General. Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by SEACOR with the SEC and other information regarding SEACOR, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of SEACOR and which might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental entity or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to SEACOR’s or Parent’s business or that certain parts of SEACOR’s or Parent’s business might not have to be disposed of or held separate. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11—“Purpose of the Offer and Plans for SEACOR; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Filings, Consents and Approvals”, Section 11—“Purpose of the Offer and Plans for SEACOR; Summary of the Merger Agreement and Certain Other Agreements—Summary of the Merger Agreement—Reasonable Best Efforts” and Section 13—“Conditions of the Offer.”

Antitrust. Under the HSR Act, and the rules and regulations promulgated thereunder by the FTC, certain transactions may not be consummated until certain information and documentary materials have been furnished for review to the FTC and the Antitrust Division of the DOJ (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Parent by virtue of Purchaser’s acquisition of the Shares in the Offer (and the Merger).

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer (and the Merger) with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC. The parties agreed in the Merger Agreement to file such Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer as promptly as reasonably practicable, but no later than ten business days from the date of the Merger Agreement. Under the HSR Act, the required waiting period will expire at 11:59 p.m., Eastern Time on the 15th calendar day after the filing by Parent, unless earlier terminated by the FTC or Parent receives a request for additional information or documentary material (“Second Request”) from either the FTC prior to that time. If a Second Request issues, the waiting period with respect to the Offer would be extended for an additional period of ten calendar days following the date of Parent’s substantial compliance with that request. The FTC or the Antitrust Division may terminate the additional ten-day waiting period before its expiration. If either the 15-day or ten-day waiting period expires on a Saturday, Sunday or federal holiday, then the period is extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one additional waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the timing of the purchase of Shares in the Offer could be delayed only by court order or with Parent’s and SEACOR’s consent. It is also possible that Parent and SEACOR could enter into a timing agreement with the FTC or the Antitrust Division that could affect the timing of the purchase of Shares in the Offer. Complying with a Second Request can take a significant period of time. Although SEACOR is also required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither SEACOR’s failure to make its filing nor failure to comply with its own Second Request in a timely manner will change the waiting period with respect to the purchase of Shares in the Offer.

SEACOR and Parent will each file a Pre-merger Notification and Report Form under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger no later than December 18, 2020 (“HSR Notice”) with the FTC and the Antitrust Division of the DOJ in connection with the Offer. Based on a December 18, 2020 filing, the waiting period applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m. (New York time) on January 4, 2021, unless the HSR Notice is withdrawn, the HSR Notice is withdrawn and re-filed or the waiting period is terminated or extended by a request for additional information and documentary material from the FTC or the Antitrust Division of the DOJ prior to that time.

The FTC and the Antitrust Division frequently scrutinize the legality under the U.S. antitrust laws of transactions, such as Purchaser’s acquisition of Shares in the Offer (and the Merger). At any time before or after Purchaser’s purchase of Shares in the Offer (and the Merger), the FTC or the Antitrust Division could take any action under the antitrust laws that it either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer (and the Merger), the divestiture of Shares purchased in the Offer and Merger or the divestiture of substantial assets of Parent, SEACOR or any of their respective subsidiaries or affiliates. At any time before or after the completion of the Offer and the Merger, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state may also bring legal action under federal and state antitrust laws and consumer protection laws as they deem necessary. Private parties also may bring legal actions under the antitrust laws under certain circumstances. See Section 13—“Conditions of the Offer.”

SEACOR also conducts business outside of the United States. However, based on a review of the information currently available relating to the countries and businesses in which SEACOR is engaged, Parent and Purchaser believe that no antitrust premerger notification filing is required outside the United States, and no approval of any non-U.S. antitrust authority is a condition to the consummation of the Offer or the Merger.

Based upon an examination of publicly available and other information relating to the businesses in which SEACOR is engaged, Parent and Purchaser believe that the acquisition of Shares in the Offer (and the Merger) should not violate applicable antitrust laws. Nevertheless, Parent and Purchaser cannot be certain that a challenge to the Offer (and the Merger) on antitrust grounds will not be made, or, if such challenge is made, what the result will be. See Section 13—“Conditions of the Offer.”

Stockholder Vote Not Required. SEACOR has represented in the Merger Agreement that it has the corporate power and authority to execute and deliver and to perform its obligations under the Merger Agreement and to consummate the Transactions and that the Merger Agreement has been duly executed and delivered by SEACOR. Section 251(h) of the DGCL provides that a stockholder vote is not required to authorize a merger if certain requirements are met, including that (i) the acquiring company consummates an offer for all of the outstanding stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the merger, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger agreement. If the Minimum Tender Condition is satisfied and we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure that SEACOR will not be required to submit the adoption of the Merger Agreement to a vote of its stockholders. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Purchaser, Parent and SEACOR will take all necessary and appropriate action to effect the Merger as promptly as practicable without a vote of stockholders of SEACOR in accordance with Section 251(h) of the DGCL. See Section 11—“Purpose of the Offer and Plans for SEACOR; Summary of the Merger Agreement and Certain Other Agreements.”

State Takeover Laws. A number of states (including Delaware, where SEACOR is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma takeover statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

As a Delaware corporation, SEACOR has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an “interested stockholder” (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation’s voting stock) from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (iii) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

SEACOR has represented to us in the Merger Agreement that no “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States or anti-takeover provisions in the certificate of incorporation or bylaws of SEACOR is applicable to the Merger Agreement or the Transactions, including the Offer and the Merger. Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer or the Merger. Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer, Merger, the Merger Agreement or the transactions contemplated thereby, and nothing in this Offer to Purchase or any action taken in connection herewith is intended as a waiver of that right. In the event that it is asserted that one or more takeover statutes apply to the Offer or the Merger, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, Merger, or the Merger Agreement, as applicable, Purchaser may be required to file certain documents with, or receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 13—“Conditions of the Offer.”

Appraisal Rights. No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Offer is successful and the Merger is consummated, stockholders of SEACOR who (i) did not tender their Shares in the Offer, (ii) otherwise comply with the applicable requirements and procedures of Section 262 of the DGCL and (iii) do not thereafter withdraw their demand for appraisal of such Shares or otherwise lose their appraisal rights, in each case in accordance with the DGCL, will be entitled to demand appraisal of their Shares and receive in lieu of the consideration payable in the Offer a cash payment equal to the “fair value” of their Shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you properly demand and perfect such rights in accordance with Section 262 of the DGCL, you may be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares.

Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer or the per Share price to be paid in the Merger. Moreover, SEACOR may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

Under Section 262 of the DGCL, where a merger is approved under Section 251(h), either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL.

As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, the stockholder must (i) prior to the later of the consummation of the Offer and 20 days after the mailing of the Schedule 14D-9, deliver to SEACOR a written demand for appraisal of his, her or its Shares, which demand must reasonably inform SEACOR of the identity of the stockholder and that the stockholder is demanding appraisal, (ii) not tender his, her or its Shares in the Offer, (iii) continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Effective Time and (iv) comply with the procedures of Section 262 of the DGCL for perfecting appraisal rights thereafter.

The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under Delaware law. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by reference to Delaware law, including without limitation, Section 262 of the DGCL, a copy of which is included as Annex B to the Schedule 14D-9.

Appraisal rights cannot be exercised at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. Any stockholder who desires to exercise his, her or its appraisal rights should review carefully Section 262 of the DGCL and is urged to consult his, her or its legal advisor before electing or attempting to exercise such rights. The foregoing summary does not constitute any legal or other advice nor does it constitute a recommendation that SEACOR’s stockholders exercise appraisal rights under Section 262 of the DGCL.

If you tender your Shares into the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

“Going Private” Transactions. Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

Legal Proceedings Relating to the Tender Offer. None. Lawsuits arising out of relating to the Offer, the Merger or any other transactions referenced herein may be filed in the future.

16.	Fees and Expenses.

Parent has retained the Depository and the Information Agent in connection with the Offer. The Depository and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.	Miscellaneous.

The Offer is being made to all holders of the Shares. We are not aware of any jurisdiction in which the making of the Offer or the acceptance thereof would be prohibited by securities, “blue sky” or other valid laws of such jurisdiction. If we become aware of any U.S. state in which the making of the Offer or the acceptance of Shares pursuant thereto would not be in compliance with an administrative or judicial action taken pursuant to a U.S. state statute, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to the holders of Shares in such state. In any jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Parent and Purchaser have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—“Certain Information Concerning SEACOR” under “Available Information.”

The Offer does not constitute a solicitation of proxies for any meeting of SEACOR’s stockholders. Any solicitation of proxies which Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be an agent of Purchaser, the Depository or the Information Agent for the purpose of the Offer. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, SEACOR or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Safari Parent, Inc.

Safari Merger Subsidiary, Inc.

December 18, 2020

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND

THE EXECUTIVE OFFICERS OF PURCHASER, PARENT, AIP FUND VII AND AIP FUND VII GP.

1. Directors and Executive Officers of Purchaser and Parent.

The following table sets forth information about the directors and executive officers of Purchaser and Parent as of December 18, 2020.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Jason Perri United States of America President; Director	Mr. Perri joined American Industrial Partners in 2015. Prior to that, he served as Managing Director at Spectrum Management where he helped lead the firm’s growth in private credit. Previously he spent seven years at Apollo Global Management where he was a Senior Principal leading investments in public and private special situations in the Strategic Value Fund. Prior to that, he was a founding member of H.I.G. Capital’s credit platform, Bayside Capital. He began his career in Blackstone’s Restructuring and Reorganization Group. Mr. Perri graduated from Harvard University with an AB cum laude in Economics and earned an MBA from Columbia Business School.

Justin Fish United States of America Director	Mr. Fish joined American Industrial Partners in 2012. Prior to that, he served as an investment associate for Chilton Investment Company. Mr. Fish has held a variety of financial, supply chain, and operational roles with Lear Corporation, including an extended expatriate assignment based in Shanghai, China. Mr. Fish graduated with high honor from Michigan State University’s Eli Broad College of Business with a Bachelor of Arts degree in Finance. Mr. Fish graduated from the Stanford Graduate School of Business, where he obtained his Master of Business Administration.

Tim Horgan United States of America Vice President; Director	Mr. Horgan joined American Industrial Partners in 2019. Prior to that, HE served as COO of Pacific Seafood where he was employed from 1994-2019. Previously, he served as President and CEO of Ocean Beauty Seafoods where he was employed from 1975-1994. He graduated from the University of Oregon in 1975 with a Bachelor of Business Administration. In Mr. Horgan’s career he has worked at acquiring, integrating, and managing over 40 different companies.

Toni Rinnevaara United States of America Vice President; Director	Mr. Rinnevaara joined American Industrial Partners in 2016. Prior to that, he served as an Analyst at Silver Point Capital, where he focused on credit and special situations. Prior to that, he was an Analyst within the Special Assets Group at Goldman Sachs, where he began his career. Mr. Rinnevaara graduated magna cum laude from the School of Foreign Service at Georgetown University.

1

Schedule A-1

2. Directors and Executive Officers of AIP Fund VII and AIP Fund VII GP.

Parent is owned and controlled by an investment vehicle funded pursuant to the provisions of American Industrial Partners Capital Fund VII, L.P. (“AIP Fund VII”), a Delaware limited partnership engaged in the business of making private equity and other related types of investments.

AIP Fund VII and the investment vehicle owning and controlling Parent are both controlled by the general partner of AIP Fund VII, which is AIPCF VII, LLC (“AIP Fund VII GP”), a Delaware limited liability company, the principal business of which is acting as general partner of AIP Fund VII.

AIPCF Fund VII GP is controlled by Kim Marvin, John Backer and Dino Cusumano.

The business address of each of AIP Fund VII and AIP Fund VII GP is c/o American Industrial Partners, 450 Lexington Avenue, 40th Floor, New York, NY 10017. The telephone number for each of the above entities is (212) 627-2360.

The following table sets forth information about the members and executive officers of AIP Fund VII GP as of December 18, 2020.

Name, Country of Citizenship, Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Certain Other Information
Kim Marvin United States of America Managing Partner; Director	Mr. Marvin joined American Industrial Partners in 1997. Prior to that, he served in the Mergers and Acquisitions and Financial Institutions Groups of Goldman, Sachs & Co. from 1994 through 1997. Prior to that, he served as Chief Operating Officer of The American Original Corporation where he was employed from 1985 through 1991. Mr. Marvin graduated Tau Beta Pi from Massachusetts Institute of Technology with a Bachelor of Science in Ocean Engineering in 1985 and graduated from the Harvard Graduate School of Business Administration with High Distinction in 1994, where he earned his Master of Business Administration and was named a Baker Scholar.

John Becker United States of America Managing Partner; Director	Mr. Becker joined American Industrial Partners in 2001. Prior to that, he founded Newport Shrimp Company, an international seafood processing business, in 1976 and exited in 1989 with a sale to Clearwater Fine Foods. He served as Chief Operating Officer of Clearwater Fine Foods, USA from 1989 through 1992. He purchased and became Chairman of Newport Pacific Corporation in 1998. Mr. Becker graduated from Oregon State University with a Bachelor of Science in Business in 1974.

Dino Cusumano United States of America Managing Partner; Director	Mr. Cusumano joined American Industrial Partners in 2000. Prior to that, he served in the Investment Banking Department of J.P. Morgan & Co. Inc. from 1998 through 2000, where he worked on merger and acquisitions and capital raising transactions primarily in the industrial sector. Prior to that, he served in the Investment Banking Department at Wedbush Morgan Securities. Mr. Cusumano graduated from the University of Notre Dame, where he received a Bachelor of Business Administration in Finance with honors. He is a CFA charterholder.

2

Schedule A-2

The common business address and telephone number for Kim Marvin, John Becker and Dino Cusumano is as follows:

c/o American Industrial Partners, 450 Lexington Avenue, 40th Floor, New York, NY 10017, telephone number: (212) 627-2360.

The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of SEACOR or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depository as follows:

The Depository for the Offer is: American Stock Transfer & Trust Co., LLC

If delivering by hand, express mail, courier, or other expedited service:	By mail:
American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Co., LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Any questions or requests for assistance may be directed to the Information Agent at its telephone number and location listed below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at its telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers may call: (212) 269-5550

Stockholders may call toll free: (866) 745-0267

seacor@dfking.com